UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Harman International Industries, Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Harman International Industries, Incorporated

400 Atlantic Street

Stamford, CT 06901

October 25, 2016

Dear Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Harman International Industries, Incorporated, a Delaware corporation. The meeting will be held on Tuesday, December 6, 2016, beginning at 11:00 a.m. Eastern Time. We are very pleased that this year’s meeting will again be a completely “virtual meeting” of stockholders, meaning that you may participate solely “by means of remote communication.” You will be able to attend the Annual Meeting, vote, and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/HAR2016.

As permitted by the rules of the Securities and Exchange Commission, we are also pleased to be furnishing our proxy materials to stockholders primarily over the Internet. We believe this process expedites stockholders’ receipt of the materials, lowers the cost of our meeting, and conserves natural resources. On or about October 25, 2016, we will mail to our stockholders (other than those who previously requested electronic or paper delivery) a notice containing instructions on how to access our 2016 Proxy Statement and 2016 Annual Report and vote online. The notice will also include instructions on how you can receive a paper copy of the proxy materials, including the notice of annual meeting, 2016 Proxy Statement and proxy card and 2016 Annual Report. If you elect to receive your proxy materials by mail, the notice of annual meeting, 2016 Proxy Statement and proxy card from our Board of Directors and 2016 Annual Report will be enclosed. If you elect to receive your proxy materials via e-mail, the e-mail will contain voting instructions and links to our 2016 Proxy Statement and 2016 Annual Report on the Internet.

At the meeting, management will report on our company’s operations during fiscal year 2016 and comment on our outlook for the current fiscal year. The report will be followed by a question and answer period.

It is important that your shares be represented at the meeting. To ensure representation of your shares, please review the proxy materials and vote your shares over the Internet in advance of the meeting. Any proxy materials sent to you will include a proxy card that you may sign, date and return by mail or you may vote by using the telephone or Internet voting procedures described on the proxy card.

Sincerely,

Dinesh C. Paliwal
Chairman, Chief Executive Officer and President

Harman International Industries, Incorporated

400 Atlantic Street

Stamford, CT 06901

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on December 6, 2016

To Our Stockholders:

The 2016 Annual Meeting of Stockholders of Harman International Industries, Incorporated (the “Annual Meeting”) will be held online via the Internet on December 6, 2016, beginning at 11:00 a.m. Eastern Time. You may attend the Annual Meeting, vote your shares electronically and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/HAR2016. Please have the information that is printed in the box marked by the arrow   to enter the Annual Meeting. The Annual Meeting will be held for the following purposes:

(1)	To elect the ten directors named in the Proxy Statement to serve until the 2017 Annual Meeting of Stockholders;

(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our 2017 fiscal year;

(3)	To approve an amendment to our Restated Certificate of Incorporation and Bylaws to provide that our company’s stockholders may remove any director from office, with or without cause;

(4)	To hold an advisory vote to approve executive compensation; and

(5)	To conduct any other business that may be properly brought before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement, which you are encouraged to access and review prior to submitting your vote. The Board of Directors of Harman International Industries, Incorporated recommends that you vote FOR the election of the ten director nominees, FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our 2017 fiscal year, FOR the approval of the amendment to our Restated Certificate of Incorporation and Bylaws to provide that our company’s stockholders may remove any director from office, with or without cause, and FOR the advisory vote to approve the compensation paid to our company’s named executive officers.

Stockholders of record as of the close of business on October 11, 2016 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

You have three options for submitting your vote before the Annual Meeting:

•	Internet;

•	Phone; or

•	Mail.

Please vote as soon as possible to record your vote promptly by voting over the Internet in advance of the Annual Meeting. Any proxy materials sent to you will include a proxy card that you may sign, date and promptly return in the enclosed postage prepaid envelope or you may vote by using the telephone or Internet voting procedures described on the proxy card, even if you plan to attend the Annual Meeting.

Important Notice regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be Held on December 6, 2016

The 2016 Proxy Statement and 2016 Annual Report to Stockholders

are available at: https://proxyvote.com

As permitted by the rules of the Securities and Exchange Commission, we are furnishing our proxy materials to stockholders primarily over the Internet. We believe this process expedites stockholders’ receipt of the materials, lowers the cost of the Annual Meeting, and conserves natural resources. On or about October 25, 2016, we will mail to our stockholders (other than those who previously requested electronic or paper delivery) a notice containing instructions on how to access our 2016 Proxy Statement and 2016 Annual Report and vote online. The notice will also include instructions on how you can receive a paper copy of the 2016 Annual Report and the proxy materials, including the notice of annual meeting, 2016 Proxy Statement and proxy card. If you elect to receive your proxy materials by mail, the notice of annual meeting, 2016 Proxy Statement, proxy card from our Board of Directors and 2016 Annual Report will be enclosed. If you elect to receive our proxy materials electronically, you will receive an e-mail with instructions to access these materials via the Internet unless you elect otherwise.

By Order of the Board of Directors,

Marisa Iasenza
Corporate Secretary and Associate General Counsel

Stamford, CT

October 25, 2016

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

• Time and Date	11:00 a.m. Eastern Time, December 6, 2016

• Place	www.virtualshareholdermeeting.com/HAR2016

• Record date	October 11, 2016

• Voting	Stockholders as of the close of business on the record date are entitled to vote. Each share of Common Stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Meeting Agenda

•	Election of ten directors

•	Ratification of KPMG LLP as auditors for fiscal year 2017

•	Approval of an amendment to our Restated Certificate of Incorporation and Bylaws to provide that our company’s stockholders may remove any director from office, with or without cause

•	Advisory vote to approve executive compensation

•	Transact other business that may properly come before the Annual Meeting

Voting Matters

Proposal No.	Matter	Board Vote Recommendation	Page Reference (for more detail)
1	Election of Directors	FOR EACH DIRECTOR NOMINEE	5
2	Ratification of KPMG LLP as Auditor for Fiscal Year 2017	FOR	51
3	Approval of an Amendment to our Restated Certificate of Incorporation and Bylaws	FOR	54
4	Advisory Vote to Approve Executive Compensation	FOR	55

Board Nominees

Article Eighth of our Restated Certificate of Incorporation and Article III of our Bylaws provide that directors shall be elected on an annual basis for a one year term. Each director is elected by a plurality of the votes cast, and is subject to our majority voting policy as described in this proxy statement. The following table provides summary information about each of our incumbent directors that have been nominated for re-election.

Name	Age	Director Since	Occupation	Experience/Qualification	Independent
Adriane M. Brown(1)(4)	58	2013	President and Chief Operating Officer, Intellectual Ventures	• Leadership • Strategy • Innovation/Technology • Operations	X
John W. Diercksen(3)	67	2013	Former Executive Vice President, Verizon Communications	• Strategy • Finance & Accounting • Leadership • Operations	X
Ann McLaughlin Korologos(2)	74	1995	Former Chairman, RAND Corporation Board of Trustees; Chairman Emeritus of the Aspen Institute	• Corporate Governance • Leadership/Succession • Risk Management • Regulatory and Governmental Affairs	X
Robert Nail(3)(4)	43	2015	CEO, Singularity University	• Leadership • Innovation/Technology	X
Dinesh C. Paliwal(4)	58	2007	Chairman, CEO & President, Harman International Industries, Incorporated	• Leadership/Succession • Strategy • Global Operations • Innovation/Technology • Corporate Governance
Abraham N. Reichental(1)(4)	59	2015	Founder, Chairman and CEO of XponentialWorks Inc.	• Corporate Governance • Leadership • Innovation/Technology	X
Kenneth M. Reiss(2)(3)	73	2008	Former Partner, Ernst & Young	• Corporate Governance • Finance & Accounting • Risk Management	X
Hellene S. Runtagh(1)(3)	68	2008	Former President & CEO, Berwind Group	• Leadership • Operations/Audit • Information Technology	X
Frank S. Sklarsky(1)(3)	59	2012	CFO and Executive Vice President, PPG Industries, Inc.	• Leadership • Finance & Accounting • Strategy • Automotive	X
Gary G. Steel(1)(2)	63	2007	Former Head of Group HR, ABB Ltd.	• Executive Compensation • Talent/Succession • Leadership • Corporate Governance • Global Operations • Occupational Health & Safety	X

(1)	Member of Compensation and Option Committee
(2)	Member of Nominating and Governance Committee
(3)	Member of Audit Committee
(4)	Member of the Technology and Innovation Committee

Snapshot of 2016 Director Nominees

In addition to the above table, the following highlights the key characteristics our board of directors believes qualifies its current members to serve the interests of our stockholders. Additional details on our director nominees are set forth in their individual biographies.

•	Qualified: all of our director nominees are highly qualified directors with a diversity of skills and experiences

•	Independent: of our ten director nominees, nine are independent

•	Diverse: 60% of the director nominees are women or ethnically diverse

•	Experienced: The average age of our director nominees is approximately 62 years and the average tenure of our director nominees is approximately seven years

•	Fresh: Five new directors have joined our board of directors in the last six years

The Board recommends that you vote FOR each of the director nominees.

Auditors

As a matter of good corporate governance, we are asking our stockholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2017. Set forth below is summary information with respect to KPMG LLP’s fees for services provided in fiscal years 2016 and 2015.

Type of Fees	Fiscal Year 2016	Fiscal Year 2015
Audit fees	$6,073,000	$5,450,000
Audit-related fees	146,000	261,000
Tax fees	496,000	814,000
All other fees	5,000	2,000

Total	$6,720,000	$6,527,000

Amendment to our Restated Certificate of Incorporation and Bylaws

We are asking our stockholders to approve an amendment to our Restated Certificate of Incorporation and Bylaws to provide that our company’s stockholders may remove any director from office, with or without cause. Currently, our Restated Certificate of Incorporation and Bylaws provide that directors may be removed by our company’s stockholders only for cause. The amendment is intended to update our Restated Certificate of Incorporation and Bylaws to comply with the requirements of Delaware law. Consequently, the Board recommends that you vote FOR the proposal to approve the amendment to our Restated Certificate of Incorporation and Bylaws so that our company’s stockholders may remove any director from office, with or without cause.

Executive Compensation Advisory Vote

We are asking our stockholders to approve on an advisory basis our named executive officer compensation. The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving our company’s goals of recognizing financial and operating performance and leadership excellence, and aligning our executives’ long-term interests with those of our stockholders.

Executive Compensation Elements for Fiscal Year 2016

Type	Form	Terms

Cash	• Salary • Annual incentive compensation	• Increases must be approved by the Compensation and Option Committee (and also by the Board for our CEO) • Based on quantitative and qualitative performance goals

Equity	• 60% Performance-vested restricted share units (“Performance RSUs”) at target achievement	• Performance RSUs have a three-year performance period with two objective performance measures and a potential negative modifier

	• 40% Time-vested restricted share units (“Time RSUs”)	• Time RSUs generally vest ratably over the three years following the date of grant

Retirement	• Supplementary pension (CEO only) and German Pension Plan (Mr. Mauser only)

•    For Supplementary Pension, ten year vesting, payable at or after age 55. For German Pension Plan, payable at the age of 60. As of September 2008, our company no longer offers this benefit to newly hired or newly appointed executive officers

Severance	• Severance payable upon termination of employment in certain specified circumstances or upon a change in control	• Severance benefit ranges from a multiple of one time base salary plus target bonus and pro rata bonus to three times base salary plus full bonus

Other	• Perquisites	• Supplemental life insurance, car allowances, spouse travel expenses to company events, company products at cost and legal services

Other Key Compensation Features

•	Executive share ownership requirements (six times base salary for CEO, and three times base salary for all other executive committee members)

•	“Double trigger” event required for severance benefits for the majority of our executive officers upon a change in control

•	Only CEO and former CFO entitled to tax “gross-ups” for excise taxes in the event of a change in control (our company has discontinued this practice)

•

Clawback Policy permits recovery of any incentive compensation paid to a current or former executive officer in the event of a material negative accounting restatement of our financial statements due to material noncompliance by our company with any financial reporting requirement under the securities laws

Basis for Compensation Decisions

Our company achieved record performance in fiscal year 2016. As a result of our organic and inorganic growth strategies, our net sales in fiscal year 2016 were $6.9 billion, an increase of 12 percent from the prior year, as three of our company’s four divisions in fiscal year 2016 reported sales increases. This increase in net sales was due to a number of strategic measures implemented by our management team to create sustainable stockholder value. Specifically, in fiscal year 2016, our company capitalized on the increasing demand for an embedded connected car experience, providing the essential building blocks to autonomous driving, launched award-winning smart audio products, and expanded our software and services offerings to address the growing demand for intelligent technologies that enable and elevate a connected lifestyle. In addition, during fiscal year 2016 we continued to return value to our stockholders through our quarterly dividends and repurchasing shares of our common stock.

Our executive compensation philosophy continues to focus on pay-for-performance. As a result, compensation increases, if any, for our executive officers are generally tied to our company’s performance, external benchmark data and each executive’s contributions to that performance through their respective responsibilities. At the same time, we balance our annual guaranteed pay with at-risk pay so as to mitigate excessive risk taking to our company.

2017 Annual Meeting

•	Deadline for stockholder proposals: August 26, 2017, but not earlier than July 27, 2017

•	Deadline for stockholder proposals for inclusion in proxy materials: June 27, 2017

v

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

400 Atlantic Street

Stamford, CT 06901

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement provides information in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Harman International Industries, Incorporated (sometimes referred to as “we,” “us,” “our,” or “our company”) for use at our 2016 Annual Meeting of Stockholders or any postponement or adjournment thereof (the “Meeting”). This Proxy Statement also provides information you will need in order to consider and to act upon the matters specified in the accompanying Notice of Annual Meeting of Stockholders.

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we will furnish our proxy materials on the Internet. If you receive a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials other than as described in this Proxy Statement. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy over the Internet. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials or vote by telephone, you should follow the instructions for requesting proxy materials included in the Notice.

It is anticipated that the Notice will be sent to our stockholders on or about October 25, 2016. The Proxy Statement and the form of proxy relating to the Meeting will be made available to our stockholders on the date that the Notice is first sent.

Holders of record of our common stock, $0.01 par value per share (“Common Stock”), as of the close of business on October 11, 2016 (the “Record Date”) are entitled to vote at the Meeting. Each stockholder of record as of the Record Date is entitled to one vote for each share of Common Stock held by such stockholder. On October 11, 2016, there were 69,932,865 shares of Common Stock outstanding and entitled to vote.

You cannot vote your shares of Common Stock unless you are present at the Meeting or you have previously given your proxy. You can vote by proxy in one of three convenient ways:

•	by Internet: visit the website shown on the Notice or the proxy card and follow the instructions;

•	in writing: if you have requested a printed copy of the proxy materials, sign, date and return the proxy card in the envelope enclosed with the proxy materials; or

•	by telephone: within the U.S. or Canada, call the toll-free telephone number shown on the proxy card enclosed with the proxy materials and follow the instructions.

You may revoke your proxy at any time prior to the vote at the Meeting by:

•	delivering a written notice revoking your proxy to our company’s Corporate Secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy being revoked; or

•	participating in the Meeting and voting your shares electronically during the Meeting.

All properly executed proxies, unless revoked as described above, will be voted at the Meeting in accordance with your directions on the proxy. If a properly executed proxy does not provide instructions, the shares of Common Stock represented by your proxy will be voted as follows:

•	FOR the election of each of the ten director nominees to serve until our company’s 2017 Annual Meeting of Stockholders;

•	FOR the ratification of our appointment of KPMG LLP as our independent registered public accounting firm for the 2017 fiscal year;

•	FOR the approval of an amendment to our Restated Certificate of Incorporation and Bylaws to provide that our company’s stockholders may remove any director from office, with or without cause;

•	FOR the approval, by non-binding vote, of the compensation paid to our company’s named executive officers; and

•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the Meeting.

A majority of the outstanding shares of Common Stock must be present, in person or by proxy, to constitute a quorum at the Meeting.

Our company’s majority voting policy requires any director nominee in an uncontested election who receives a greater number of votes “Withheld” than votes “For” his or her election to tender his or her resignation promptly following the certification of the election results. The Nominating and Governance Committee of the Board will consider all of the relevant facts and circumstances and make a recommendation to the Board with respect to accepting or rejecting the resignation. Within 90 days of the certification of the voting results of the Meeting, the Board is required to take action with respect to the recommendation and to publicly disclose its decision by issuing a press release. The majority voting policy is more fully described below in “The Board, Its Committees and Its Compensation — Corporate Governance — Majority Voting Policy.”

Those stockholders who fail to vote over the Internet or by telephone, return a proxy or attend the Meeting will not have their shares of Common Stock count towards determining any required vote or quorum. Abstentions will count towards determining a quorum. Your broker, bank or other nominee is not permitted to vote on your behalf on non-routine matters, which include the election of directors, the approval of the amendment to our Restated Certificate of Incorporation and Bylaws, and the advisory vote to approve executive compensation, unless you provide specific instructions by completing and returning the proxy card or following the instructions provided to you to vote your shares via telephone or the Internet. The proposal to ratify the appointment of our company’s independent registered public accounting firm is considered a “routine” matter under the New York Stock Exchange rules, which means that your broker, bank or other nominee will have discretionary authority to vote your shares held in street name on that matter. To ensure your shares are voted in the manner you desire, you should instruct your broker, bank or other nominee before the date of the Meeting on how to vote your shares. In the event that a broker, bank or other nominee does not receive voting instructions for these matters from its customers, such broker, bank or nominee may notify us that it lacks voting authority to vote those shares, which is referred to as a “broker non-vote.” These broker non-votes will be included in determining whether a quorum exists.

Each of the approval of the ratification of the independent registered public accounting firm and the advisory vote to approve executive compensation requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote. Therefore, shares not voted and broker non-votes, if any, will not be treated as votes cast and have no effect on these matters. Abstentions are considered voting power present at the Meeting and will have the same effect as votes cast against each of these matters.

The approval of the amendment to our Restated Certificate of Incorporation and Bylaws requires the affirmative vote of at least two-thirds of our outstanding shares of Common Stock. Therefore, shares not voted, broker non-votes and abstentions from voting on this proposal will have the same effect as a vote against this proposal.

If you own shares through our employee retirement savings and investment plan, and you do not direct the trustee of the 401(k) plan to vote your shares, then the trustee will vote the shares credited to your account in the same proportion as the voting of shares for which the trustee receives direction from other participants.

We are soliciting your proxy and will pay the cost of preparing and mailing proxy materials, including the Notice, this Proxy Statement and the proxy card. Additionally, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of these proxy materials to their principals and to request authority for the execution of proxies. We may reimburse such persons for their expenses in so doing.

QUESTIONS AND ANSWERS

Q:	Who can attend the Meeting?

A:	All stockholders of record as of the close of business on October 11, 2016 can attend the Meeting.

Q:	What do I need to do to attend the Meeting?

A:	We will be hosting the Meeting live via the Internet. A summary of the information you need to attend the Meeting online is provided below:

•	Any stockholder can attend the Meeting live via the Internet at www.virtualshareholdermeeting.com/HAR2016

•	Webcast starts at 11:00 a.m. Eastern Time

•	Please have the information that is printed in the box marked by the arrow to enter the Meeting

•	Stockholders may vote and submit questions while attending the Meeting on the Internet

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com

•	Questions regarding how to attend and participate via the Internet will be answered by calling 1-855-449-0991 on the day of the Meeting

•	Webcast replay of the Meeting will be available until December 6, 2017

Q:	Will there be a management presentation at the Meeting?

A:	Management will give a brief presentation at the Meeting.

Q:	If more than one stockholder lives in my household, how can I obtain an extra copy of this Proxy Statement and the 2016 Annual Report?

A:	Pursuant to the rules of the SEC, we are delivering to multiple stockholders sharing the same address a single copy of the Notice, this Proxy Statement or our 2016 Annual Report, unless we have received contrary instructions from any such stockholder. Upon written or oral request, we will mail a separate copy of this Proxy Statement and our 2016 Annual Report to any stockholder at a shared address to which a single copy of each document was delivered. You may contact us with such request or to request that separate proxy materials be provided in the future by writing to our company’s Corporate Secretary at the following address: 400 Atlantic Street, Suite 1500, Stamford, CT 06901, or by calling (203) 328-3500. Eligible stockholders of record receiving multiple copies of the proxy materials can request householding by contacting us in the same manner. Stockholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee. We will mail materials you request at no cost to you. You can also access this Proxy Statement and our 2016 Annual Report online at https://materials.proxyvote.com/413086.

Q.	How many votes are needed to approve each proposal?

A.	For Proposal No. 1, the election of directors to hold office until the 2017 Annual Meeting of Stockholders, a nominee will be elected by a plurality of votes cast. Nominees who receive a greater number of “Withhold” votes than “For” votes are required to promptly tender their resignation pursuant to our majority voting policy. The affirmative vote of a majority of the shares that are present at the Meeting in person or by proxy and entitled to vote thereon, is required to: ratify the appointment of our independent registered public accounting firm (Proposal No. 2) and approve, by non-binding vote, our executive compensation (Proposal No. 4). The affirmative vote of at least two-thirds of our outstanding shares of Common Stock is required to approve the amendment to our Restated Certificate of Incorporation and Bylaws (Proposal No. 3). Broker non-votes have no effect on the outcome of Proposal Nos. 1, 2 and 4 and will have the same effect as votes “Against” on Proposal No. 3. Abstentions have the same effect as votes “Against” on Proposal Nos. 2, 3 and 4.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Stockholders will elect the directors at the Meeting to serve for one-year terms. This section contains information relating to the ten director nominees.

The incumbent directors that have been nominated for re-election are Adriane M. Brown, John W. Diercksen, Ann McLaughlin Korologos, Robert Nail, Dinesh C. Paliwal, Abraham N. Reichental, Kenneth M. Reiss, Hellene S. Runtagh, Frank S. Sklarsky, and Gary G. Steel. Each of the nominees for election at the Meeting was selected by the Board as a nominee in accordance with the recommendation of the Nominating and Governance Committee of the Board (“Nominating Committee”). If elected at the Meeting, each of the nominees have consented to serve on the Board and each of the nominees would so serve until the 2017 Annual Meeting of Stockholders and until his or her successor is elected and has been duly qualified, or until such director’s death, resignation or removal.

The Board expects that the nominees will be available for election at the time of the Meeting. If for any reason a nominee should become unavailable for election, the shares of Common Stock voted “For” that nominee by proxy will be voted for a substitute nominee designated by the Board, unless the Board reduces the number of directors or allows that nominee’s director position to remain vacant until a qualified nominee is identified.

A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular Board position is elected for that position. The election of directors at the Meeting is an uncontested election. Therefore, pursuant to our majority voting policy, nominees who receive a greater number of “Withhold” votes than “For” votes are required to promptly tender their resignation. See “The Board, its Committees and Its Composition—Corporate Governance—Majority Voting Policy.”

Edward H. Meyer has not been nominated for re-election. Our company extends its sincere appreciation to Mr. Meyer for the valuable contributions he provided to our company and stockholders during his service as a member of our Board since July 1990.

Directors’ Retirement Policy

On September 11, 2012, our Board approved an amendment to our Corporate Governance Guidelines to implement a retirement policy for our directors. This policy requires directors to retire at the annual meeting immediately following their 75th birthday, unless the Board otherwise grants a waiver to such policy.

Nominees to be Elected at the Meeting

Adriane M. Brown	Director since June 2013

Ms. Brown, age 58, is the President and Chief Operating Officer of Intellectual Ventures, a privately held invention capital firm that focuses on the creation of new inventions and the introduction of new models for monetizing inventions as stand-alone assets. Prior to joining Intellectual Ventures, Ms. Brown worked for Honeywell International, a Fortune 100 publicly traded diversified technology and manufacturing leader serving customers worldwide with aerospace products and services, control technologies for buildings, homes and industry, automotive products, turbochargers and specialty materials. Ms. Brown served as Senior Vice President, Energy Strategy from May 2009 to September 2009 and as President and CEO of Honeywell Transportation Systems from 2005 to 2009. Ms. Brown does not currently serve, and has not served in the last five years, on any other public company boards. She currently serves on the board of directors of the Pacific Science Center, a not-for-profit organization whose mission is to inspire lifelong interest in science, technology and math, and Jobs for America’s Graduates, the nation’s leading drop-out prevention program.

Ms. Brown’s qualifications to serve on the Board include her extensive expertise and experience in the areas of technology, emerging markets and innovation, as well as the comprehensive management and leadership experience she has gained as the President and Chief Operating Officer of an invention capital firm.

John W. Diercksen	Director since June 2013

Mr. Diercksen, age 67, served as the Executive Vice President — Strategy of Verizon Communications, a global leader in delivering broadband and other wireless and wireline communications services to consumer, business, government and wholesale customers, from 2012 until September 2013, where he had responsibility for key strategic initiatives related to the review and assessment of potential mergers, acquisitions and divestitures. From 2003 through 2012, Mr. Diercksen was Executive Vice President — Strategy, Development and Planning for Verizon Communications. Mr. Diercksen currently serves as a Senior Advisor for LionTree Investment Advisors, a technology, media and telecommunications investment advisory firm. Mr. Diercksen is a director of Popular, Inc., a leading banking institution in Puerto Rico, and Intelsat, S.A., a communications satellite services provider.

Mr. Diercksen’s qualifications to serve on the Board include his extensive expertise and experience in the areas of strategy and strategic planning, emerging markets and finance and accounting.

Ann McLaughlin Korologos	Director since November 1995

Ms. Korologos, age 74, has served as our Lead Director since May 2008. From April 2004 to April 2009, she served as Chairman of the RAND Corporation Board of Trustees. She is Chairman Emeritus of The Aspen Institute, where she served as Chairman from 1996 to 2000. Ms. Korologos was a Senior Advisor to Benedetto, Gartland & Company, Inc., an investment banking firm, from 1996 to 2005. From 1987 until 1989 she served as the United States Secretary of Labor. Ms. Korologos is a director of Michael Kors Holdings Limited and Host Hotels & Resorts, Inc. Ms. Korologos also served as a director of Vulcan Materials Company, AMR Corporation, the parent company of American Airlines and Kellogg Company, within the last five years.

Ms. Korologos’ qualifications to serve on the Board include her expertise and experience in the areas of international markets, marketing, regulatory and government affairs, policy making, and social responsibility and reputational issues. She also has significant public company board experience, including specific experience in compensation, diversity and corporate governance.

Robert Nail	Director since September 2015

Robert Nail, age 43, is the Associate Founder and Chief Executive Officer of Singularity University, a private corporation that provides educational programs, innovative partnerships and a startup accelerator to help individuals, businesses, institutions, investors, NGOs and governments utilize cutting-edge technologies. Prior to his appointment as Chief Executive Officer of Singularity University in October 2011, Mr. Nail co-founded Alite Designs, Inc., a privately owned company that designs, manufactures, and markets products for outdoor use, in October 2009. From 2007 until 2009, Mr. Nail served as the General Manager for the Automation Solutions Division of Agilent Technologies Inc. (“Agilent”), a publicly traded life sciences, diagnostics and applied chemical markets company. Prior to his position with Agilent, in 1999 Mr. Nail co-founded Velocity11, a designer, manufacturer and marketer of robotic solutions, where he served until it was acquired by Agilent in 2007. Mr. Nail does not currently serve, and has not served in the last five years, on any other public company boards.

Mr. Nail’s qualifications to serve on the Board include his extensive expertise and experience in the areas of technology, emerging markets and innovation, as well as the comprehensive management and leadership experience he has gained in founding multiple corporations and most recently as the Chief Executive Officer of a benefit corporation focusing on expanding the reach of innovative technologies.

Dinesh C. Paliwal	Director since August 2007

Mr. Paliwal, age 58, has served as our Chairman, Chief Executive Officer and President since July 1, 2008. He joined our company in July 2007 as Vice Chairman, CEO and President. Prior to joining our company, Mr. Paliwal served as President of ABB Ltd., a global leader in industrial automation and power transmission systems. From January 2004 until June 2007, Mr. Paliwal also served as Chairman and CEO of ABB Inc., and from October 2002 to December 2005 he served as President of ABB Automation. Mr. Paliwal currently serves as a director of Bristol-Myers Squibb Company and Raytheon Company. Mr. Paliwal served as a director of Tyco International Ltd. and ADT Corporation during the past five years.

Mr. Paliwal’s qualifications to serve on the Board include his extensive expertise and experience in the areas of business execution and turnaround, international markets, strategy, as well as the comprehensive management and leadership experience he has gained as the head of a global business. In his 30-year professional career he has lived in six countries on four continents. He also has significant public company and non-profit board experience.

Abraham N. Reichental	Director since April 2015

Abraham N. Reichental, age 59, is the Founder, Chairman and Chief Executive Officer of XponentialWorks Inc., an expert advisory, venture investment and incubation ecosystem company that is focused on monetizing exponential-tech innovation and business model disruption. Prior to founding XponentialWorks, Mr. Reichental served for more than 12 years as President and Chief Executive Officer and as a member of the board of directors of 3D Systems Corporation, a publicly traded provider of advanced and comprehensive 3D digital design and fabrication solutions, including 3D printers, print materials and cloud-sourced custom parts. Prior to joining 3D Systems Corporation, Mr. Reichental served for more than 22 years in various senior executive positions with Sealed Air Corporation, a global manufacturer of protective, specialty and food packaging materials, most recently serving as Vice President and General Manager of Sealed Air Corporation’s Shrink Packaging Division from May 2001 until September 2003 and previously as Vice President Asia-Pacific. Mr. Reichental does not currently serve, and, other than 3D Systems Corporation, has not served in the last five years, on any other public company boards.

Mr. Reichental’s qualifications to serve on the Board include his extensive expertise and experience in the areas of international markets, technology, emerging markets and innovation, as well as the comprehensive management and leadership experience he has gained as the Chief Executive Officer of a publicly traded innovative technology corporation.

Kenneth M. Reiss	Director since February 2008

Mr. Reiss, age 73, served as a partner with Ernst & Young LLP, an accounting firm he joined in 1965, from 1977 until his retirement in June 2003. While at Ernst & Young, he also served as Managing Partner for the Assurance and Advisory Practice in the firm’s New York office and served as the lead auditor for several publicly traded companies, including Toys “R” Us, Inc., Staples, Inc., Phillips-Van Heusen, Inc. and Columbia Pictures. Mr. Reiss serves on the board of directors and is chair of the Audit Committee of The Children’s Place, a national specialty retailer. Mr. Reiss also served as a director of The Wet Seal, Inc. within the last five years.

Mr. Reiss’ qualifications to serve on the Board include his extensive expertise and experience in the areas of auditing, accounting, finance and risk management. He also has significant public company board experience (including specific experience serving on audit committees).

Hellene S. Runtagh	Director since December 2008

Ms. Runtagh, age 68, formerly served as President and Chief Executive Officer of the Berwind Group from 2001 to 2002, a diversified pharmaceutical services, industrial manufacturing and real estate company. From 1998 through 2000, she served as Executive Vice President of Universal Studios. Prior to joining Universal, Ms. Runtagh spent 25 years at General Electric Company in a variety of leadership positions. Ms. Runtagh also serves on the board of directors of Lincoln Electric Holdings, Inc., a full-line manufacturer and reseller of welding and cutting products, and NeuStar Inc., a provider of clearinghouse services to the communications industry.

Ms. Runtagh’s qualifications to serve on the Board include her extensive expertise and experience in the areas of operations, marketing and sales, as well as comprehensive management and leadership experience she gained as a former senior executive for a diverse global business. She also has significant public company board experience (including specific experience serving on audit and compensation committees).

Frank S. Sklarsky	Director since June 2012

Mr. Sklarsky, age 59, is Executive Vice President and Chief Financial Officer of PPG Industries, Inc. (“PPG”). Mr. Sklarsky joined PPG in April 2013 as Executive Vice President, Finance, and was named to his current role in August 2013. Previously, he was Executive Vice President and Chief Financial Officer of Tyco International, a global provider of security, fire protection and flow control solutions (“Tyco”) from December 2010 to September 2012. Earlier in his career, Mr. Sklarsky spent 20 years with Chrysler and DaimlerChrysler, progressing to a series of senior financial leadership roles. He also served in executive finance positions at Dell, Inc. He then served as Executive Vice President and Chief Financial Officer at both ConAgra Foods and Eastman Kodak before joining Tyco. Mr. Sklarsky serves on the Board of Trustees of Rochester Institute of Technology and the Senator John Heinz History Center. He is also a certified public accountant. Mr. Sklarsky does not currently serve, and has not served in the last five years, on any other public company boards.

Mr. Sklarsky’s qualifications to serve on the Board include his extensive financial expertise and experience in the automotive industry as well as the comprehensive management and leadership experience he has gained as a senior executive of multiple global corporations.

Gary G. Steel	Director since December 2007

Mr. Steel, age 63, formerly served as the Head of Group HR and Sustainability and a member of the Group Executive Committee of ABB Ltd. from January 2003 to November 2013. Prior to joining ABB Ltd., Mr. Steel served in various executive positions with Royal Dutch Shell plc, including Human Resources Director for Global Finance for Shell International B.V., a wholly owned subsidiary of Royal Dutch Shell plc. Mr. Steel is currently a non-executive director of SSEN, a subsidiary of SSE plc, a publicly listed UK producer, distributer and supplier of electricity and gas. Mr. Steel served as a director of a publicly listed ABB subsidiary in Sweden and a publicly listed ABB subsidiary in India within the last five years.

Mr. Steel’s qualifications to serve on the Board include his extensive expertise and experience in human resources, executive compensation matters, talent development, succession planning and benefits administration, as well as the comprehensive management and leadership experience he has gained as a senior executive for a global organization.

The Board recommends a vote FOR election of each of the nominees.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

The Board of Directors

The Board currently consists of 11 directors, with one current member, Mr. Meyer, not standing for re-election at the Meeting. The Board has determined that the ten non-management directors are independent directors and that one director is a current member of our senior management. Each of our non-management directors meets the qualifications for independence under the listing standards of the New York Stock Exchange. Following the Meeting, the size of the Board will be reduced to ten and the Board will consist of ten members, nine of whom are independent. Mr. Meyer will not serve as a director after the Meeting. There are no family relationships among any directors or executive officers of our company.

Director Compensation

Process

The Compensation and Option Committee is responsible for annually reviewing and making recommendations to the Board regarding the compensation of our non-management directors.

Fiscal Year 2016 Compensation

For services rendered during fiscal year 2016, non-management directors received an annual retainer fee of $80,000. The chairperson of each of the Board’s standing committees received an additional annual retainer fee as follows: Audit Committee ($30,000), Compensation and Option Committee ($20,000) and Nominating Committee ($15,000). Each committee member (excluding the committee chair) received an additional annual retainer fee for each committee on which he or she served as follows: Audit Committee ($15,000), Compensation and Option Committee ($10,000) and Nominating Committee ($7,500). The Lead Director received an additional annual retainer fee of $25,000. We do not pay fees to directors who are officers of our company or our subsidiaries. We reimburse all directors for expenses incurred in attending Board and committee meetings. We also reimburse our directors for the travel expenses of a spouse in connection with attending meetings where spouses are invited to related events.

On the date of our 2015 Annual Meeting of Stockholders, each then-current non-management director received a restricted share unit (“RSU”) grant equal to $135,000 divided by the closing price of our Common Stock on December 9, 2015. All of these RSUs were granted under the Harman International Industries, Incorporated 2012 Stock Option and Incentive Plan, as amended (the “2012 Incentive Plan”). Each RSU vests on the first anniversary of the grant date.

Directors are permitted to elect deferral of the cash retainer and RSUs. No director elected to defer his or her cash retainer or RSUs during fiscal year 2016.

The following table sets forth compensation earned by each of our non-management directors for his or her service as a director during fiscal year 2016.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	All Other Compensation (4)	Total
Adriane M. Brown	$93,281	$134,913	$0	$228,194
John W. Diercksen	95,000	134,913	12,045	241,958
Ann McLaughlin Korologos	125,000	134,913	0	259,913
Edward H. Meyer	107,500	134,913	0	242,413
Robert Nail	71,916	164,475	0	236,391
Abraham N. Reichental	93,281	134,913	8,848	237,042
Kenneth M. Reiss	117,500	134,913	7,880	260,293
Hellene S. Runtagh	105,000	134,913	0	239,913
Frank S. Sklarsky	105,000	134,913	8,260	248,173
Gary G. Steel	97,500	134,913	1,739	234,152

(1)	Includes annual retainer paid to each non-management director for his or her service as a director during fiscal year 2016, and additional annual retainer fees paid to the Lead Director and the chairperson and other members of each committee of the Board.
(2)	On December 9, 2015, each non-management director elected at our 2015 Annual Meeting of Stockholders received an RSU grant of 1,413 shares of our Common Stock. The grant date fair value of each award, calculated in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718, was $134,913. On September 15, 2015, Mr. Nail received a pro-rated portion of the fiscal year 2015 annual RSU grant of 294 shares of our Common Stock. The grant date fair value of the award, calculated in accordance with FASB ASC Topic 718, was $29,562. As of June 30, 2016, the number of outstanding RSUs held by each of our then non-management directors was as follows: Ms. Brown (1,413 shares), Mr. Diercksen (1,413 shares), Ms. Korologos (1,925 shares), Mr. Meyer (1,925 shares), Mr. Nail (1,707 shares), Mr. Reichental (1,413 shares), Mr. Reiss (1,925 shares), Ms. Runtagh (1,925 shares), Mr. Sklarsky (1,925 shares) and Mr. Steel (1,925 shares). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based conditions. See Note 14, Shareholders’ Equity and Share-Based Compensation, to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2016, for information regarding the assumptions made in determining these values.
(3)	As of June 30, 2016, the number of outstanding stock options held by each of our non-management directors was as follows: Ms. Korologos (10,000 shares), Mr. Meyer (10,000 shares), Mr. Reiss (8,000 shares), and Mr. Steel (8,000 shares). Our company ceased granting stock options to non-management directors after the appointment of Mr. Reiss in February 2008.
(4)	Represents amounts for spouse travel paid for by our company.

Corporate Governance

The Board and senior management believe that one of their primary responsibilities is to promote a culture of ethical behavior throughout our company by setting examples and by displaying a sustained commitment to instilling and maintaining deeply ingrained principles of honesty and decency. Consistent with these principles we have, among other things, adopted:

•	written charters for our Audit Committee, Compensation and Option Committee, Nominating Committee and Technology and Innovation Committee;

•	Corporate Governance Guidelines that describe the principles under which the Board operates;

•	a Code of Ethics for Senior Management and the Board, a Code of Ethics and Conflicts of Interest Policy for Members of the Board, and a Code of Business Conduct applicable to all our employees;

•

prohibition on hedging — our Insider Trading Policy expressly prohibits directors and employees from engaging in short sales of our Common Stock or buying or selling puts, calls or similar instruments in connection with our Common Stock; and

•	a majority voting policy that requires our directors to submit their resignation if they do not receive a majority of votes “For” their election.

The committee charters, corporate governance guidelines, ethics codes and majority voting policy are available on our website (www.harman.com) in the Corporate Governance section of the Investors page. Copies of these documents are also available upon written or oral request to our Corporate Secretary. We will post information regarding any amendment to, or waiver from, our Code of Ethics for Senior Management and the Board on our website under the Corporate Governance section of the Investors page.

The Board periodically reviews its corporate governance policies and practices. Based on these reviews, the Board expects to adopt changes to policies and practices that are in the best interests of our company and as appropriate to comply with any new requirements of the SEC or the New York Stock Exchange.

Director Independence

As part of our Corporate Governance Guidelines, we have established a policy requiring a majority of the members of the Board to be independent. The Board has also adopted a policy establishing independence standards to assist the Board in determining the independence of the non-management directors. Those standards reflect, among other things, the requirements under the listing standards of the New York Stock Exchange. The independence standards for non-management directors are available on our website under the Corporate Governance section of the Investors page.

In making its independence determinations, the Board considered transactions that occurred in fiscal year 2016 between our company and entities associated with the non-management directors or members of their respective immediate families. All identified transactions that appeared to relate to our company and a family member of, or entity with a known connection to, a non-management director were presented to the Board for consideration. The Board considered the transactions in the context of the New York Stock Exchange objective standards, the special standards established by the SEC for members of audit committees, and the SEC and U.S. Internal Revenue Service standards for compensation committee members. Based on all of the foregoing, as required by the New York Stock Exchange rules, the Board made a determination that no relationships exist that, in the opinion of the Board, would impair any non-management director’s independence.

The Board has determined that each of Ms. Brown, Mr. Diercksen, Ms. Korologos, Mr. Meyer, Mr. Nail, Mr. Reichental, Mr. Reiss, Ms. Runtagh, Mr. Sklarsky and Mr. Steel, is independent of our company and our management within the meaning of the New York Stock Exchange listing standards and satisfies our independence standards. Following the Meeting, the Board will consist of ten members, nine of whom are independent and one of whom is a member of our senior management. Mr. Meyer will not serve as a director after the Meeting. There are no family relationships among any directors or executive officers of our company.

Majority Voting Policy

Under our majority voting policy, in an uncontested election of directors, any nominee who receives a greater number of “Withhold” votes than “For” votes in his or her election will, promptly following the certification of the stockholder vote, tender his or her written resignation to the Board for consideration by the Nominating Committee. The Nominating Committee will consider the resignation and will make a recommendation to the Board concerning whether to accept or reject it.

In determining its recommendation to the Board, the Nominating Committee will consider all factors it deems relevant, which may include:

•	the stated reason or reasons why stockholders who cast “Withhold” votes for the director did so;

•

the qualifications of the director (including, for example, whether the director serves on the Audit Committee of the Board as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the Audit Committee in such capacity); and

•	whether the director’s resignation from the Board would be in our best interests and the best interests of our stockholders.

The Nominating Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as it deems appropriate, which may include:

•	acceptance of the resignation;

•	rejection of the resignation; or

•

rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Nominating Committee to have substantially resulted in the “Withhold” votes.

Under our majority voting policy, the Board will take formal action on the recommendation no later than 90 days following the certification of the results of the stockholders’ meeting. In considering the recommendation, the Board will consider the information, factors and alternatives considered by the Nominating Committee and any additional information that the Board deems relevant. We will publicly disclose the Board’s decision promptly after the decision is made in a press release. If applicable, the Board will also disclose the reason or reasons for rejecting the tendered resignation.

Non-Employee Director Stock Ownership

In fiscal year 2012, we adopted revised Stock Ownership Guidelines for Non-Employee Directors. The guidelines recommend that non-management directors should, upon the later of (a) three years after the date of original adoption of the updated guidelines or (b) three years after becoming a director, own and hold shares of Common Stock equal in value to the lesser of:

•	three times the director’s annual cash retainer; or

•	7,000 shares.

Communications with the Board

Stockholders and other interested parties may communicate with the Board, the non-management directors, any of the committees of the Board or specific directors by mail addressed to: Board of Directors, c/o Harman International Industries, Incorporated, 400 Atlantic Street, Suite 1500, Stamford, Connecticut 06901, Attn: General Counsel. The mailing envelope should also clearly indicate whether the communication is intended for the Board, the non-management directors, any of the committees of the Board or a specific director. The General Counsel or the Head of Internal Audit will review all these communications and will, within a reasonable period of time after receiving the communications, forward all communications to the appropriate director or directors, other than those communications that are merely solicitations for products or services or relate to matters that are of a type that are clearly improper or irrelevant to the functioning of the Board or the business and affairs of our company.

Board Meetings

The Board held six meetings during fiscal year 2016. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served during the period he or she was a director in fiscal year 2016. The Board has established a policy that the non-management directors meet in executive session, without members of our management present, at each regularly scheduled meeting of the full Board.

The following table provides a summary of the membership of each of the standing committees of the Board as of June 30, 2016.

Name	Audit	Compensation and Option	Nominating and Governance	Technology and Innovation
Adriane M. Brown	—	Member	—	Member
John W. Diercksen	Member	—	—	—
Ann McLaughlin Korologos	—	—	Chair	—
Edward H. Meyer	—	Chair	Member	—
Robert Nail	Member	—	—	Member
Dinesh Paliwal	—	—	—	Chair
Abraham N. Reichental	—	Member	—	Member
Kenneth M. Reiss	Chair	—	Member	—
Hellene S. Runtagh	Member	Member	—	—
Frank S. Sklarsky	Member	Member	—	—
Gary G. Steel	—	Member	Member	—

Annual Meetings of Stockholders

As part of our Corporate Governance Guidelines, the Board has adopted a policy that each director is expected to make reasonable efforts to attend our stockholders’ meetings. All Board members attended our 2015 Annual Meeting of Stockholders.

Audit Committee

During fiscal year 2016, the Audit Committee held eight meetings. The Board has determined that each member of the Audit Committee is independent under the New York Stock Exchange listing standards and each is financially literate and experienced in financial matters. The Board has also determined that Messrs. Reiss, Diercksen and Sklarsky are “audit committee financial experts” within the meaning of applicable SEC regulations.

The Audit Committee assists the Board in its oversight of our financial reporting, focusing on the integrity of our company’s financial statements, our compliance with legal and regulatory requirements, and the qualifications and independence of our independent registered public accounting firm. The Audit Committee’s primary responsibilities include:

•	acting as the direct contact with our independent registered public accounting firm, who is ultimately accountable to the Audit Committee and the Board;

•

appointing the independent registered public accounting firm, setting the terms of compensation and retention for the independent registered public accounting firm, and evaluating and overseeing the work of the independent registered public accounting firm;

•	pre-approving all audit and non-audit services provided to our company by the independent registered public accounting firm;

•	oversight over the audit scope and performance of the internal audit function;

•	oversight over our company’s ethics and compliance programs;

•	evaluating and discussing with management and the Board our company’s risk assessment and risk management processes; and

•	acting in respect of all other matters as to which Audit Committee action is required by law or New York Stock Exchange listing standards.

The Audit Committee’s responsibilities and key practices are more fully described in its written charter. A report of the Audit Committee appears on page 52 of this Proxy Statement.

Compensation and Option Committee

During fiscal year 2016, the Compensation and Option Committee (the “Compensation Committee”) held five meetings. Each member of the Compensation Committee is independent under the New York Stock Exchange listing standards.

The Compensation Committee assists the Board in overseeing executive compensation and administers our executive bonus, option and incentive, deferred compensation and retirement plans. The Compensation Committee’s primary responsibilities include:

•	establishing our company’s executive compensation philosophy;

•	annually reviewing and benchmarking CEO compensation, and recommending to the Board the compensation level for the CEO;

•	annually reviewing, benchmarking and approving compensation levels for our executive officers and reviewing executive compensation matters generally;

•	reviewing and making recommendations to the Board with respect to director compensation;

•	making recommendations to the Board with respect to approval and adoption of all cash incentive plans and equity-based incentive plans;

•	reviewing and approving the Compensation Discussion and Analysis to be included in the annual proxy statement; and

•	approving awards of options, restricted shares, RSUs and other equity rights to executive officers.

The Compensation Committee’s responsibilities and key practices are discussed more fully in its written charter. A report of the Compensation Committee appears on page 36 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

Edward H. Meyer, Adriane M. Brown, Abraham N. Reichental, Hellene S. Runtagh, Frank S. Sklarsky and Gary G. Steel served as members of the Compensation Committee in fiscal year 2016. During fiscal year 2016, no member of the Compensation Committee was an employee, officer or former officer of our company. None of our executive officers served in fiscal year 2016 on the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had an executive officer serving as a member of the Board or the Compensation Committee.

Nominating and Governance Committee

During fiscal year 2016, the Nominating Committee held four meetings. Each member of the Nominating Committee is independent under the New York Stock Exchange listing standards.

The Nominating Committee assists the Board in carrying out its oversight responsibilities relating to the composition of the Board and certain corporate governance matters. The Nominating Committee’s primary responsibilities include:

•

considering and making recommendations to the Board with respect to nominees for election to the Board consistent with criteria approved by the Board or the Nominating Committee, including director candidates submitted by our stockholders;

•	periodically reviewing and assessing our policies and practices with regard to corporate responsibility, human health and safety, sustainability and the environment;

•	annually reviewing and reassessing the adequacy of our codes of conduct, corporate governance guidelines and committee charters;

•	overseeing the process for the annual performance evaluation of the Board, Board committees and CEO; and

•	reviewing the independence of each of the directors annually.

The Nominating Committee’s responsibilities and key practices are more fully described in its written charter.

Technology and Innovation Committee

The Technology and Innovation Committee was formed in December 2015 and held no meetings during the second half of fiscal year 2016 as it was still in the planning stages. At least a majority of the members of the Technology and Innovation Committee are independent under the New York Stock Exchange listing standards.

The Technology and Innovation Committee assists the Board in its oversight of our company’s technology and innovation initiatives. The Technology and Innovation Committee’s primary responsibilities include:

•	overseeing our company’s overall technology and innovation strategy, including objectives, strategic initiatives, investments and research and development activities;

•	supporting our company’s management team in their evaluation of our technology and innovation leadership and innovation team structures across our business units;

•	advising on major technology risks and opportunities and emerging global technology issues and trends that could significantly affect our company and the global markets in which it operates;

•	advising, as appropriate, on strategic technology partnerships, divestitures and acquisitions; and

•	advising, as appropriate, on overall intellectual property strategy, including the balance of disruptive versus incremental innovation initiatives.

The Technology and Innovation Committee’s responsibilities and key practices are more fully described in its written charter.

Board Role in Respect of CEO Compensation

The Compensation Committee approves and makes recommendations to the Board regarding the CEO’s compensation level, and the Board makes all final decisions regarding CEO compensation. The Board approves the CEO’s goals and objectives for the upcoming fiscal year, assesses the CEO’s performance in the current fiscal year against the goals and objectives for such fiscal year and approves the CEO’s compensation for the upcoming fiscal year. The CEO is not involved in the approval process for his compensation.

Board Leadership Structure

The current Board Chairman is also the current CEO of our company. In addition, in May 2008 the non-management directors designated Ann McLaughlin Korologos as Lead Director. In this role, Ms. Korologos is responsible for chairing executive sessions and other meetings of the Board, with and without the participation of the Chairman. Our Lead Director, together with the Chairman, sets the agenda for Board meetings and ensures that all topics proposed by the other directors are considered for debate and discussion. Our Lead Director also conducts the CEO’s performance appraisal at the end of each fiscal year and reviews the CEO’s performance goals and objectives for the new fiscal year. In preparation for these reviews with the CEO, all non-management directors provide their input to the Lead Director. Following the review sessions with the Lead Director, our CEO holds an in-person performance appraisal presentation and discussion with the Board. The Board designates the Lead Director on an annual basis.

The non-management directors believe that our company’s current model of the combined Chairman/CEO role in conjunction with the Lead Director position is the appropriate leadership structure for our company at this time. The non-management directors believe that each of the possible leadership structures for a board has its particular advantages and disadvantages, which must be considered in the context of the specific circumstances, culture and challenges facing a company, and that such consideration is the responsibility of a company’s board and requires a diversity of views and experiences. The combined Chairman/CEO model is a leadership model that has served our stockholders well for many years and through a succession of effective leaders.

The non-management directors of the Board believe that the combined Chairman/CEO position, together with the Lead Director, has certain advantages over other board leadership structures and continues to best meet our company’s current needs, including:

•	efficient communication between management and the Board;

•	clear delineation of the Lead Director’s and other non-management directors’ oversight role from the Chairman/CEO’s and other management’s day-to-day operations role;

•	clarity for our company’s key stakeholders on corporate leadership and accountability; and

•	the Board Chairman possessing the best knowledge of our company’s strategy, operations and financial condition and, in turn, the ability to communicate that to external stakeholders.

The Nominating Committee and the other non-management directors periodically review this structure to ensure it is still appropriate for our company, especially in the context of future succession plans.

Board Oversight of Risk Management

Management is responsible for day-to-day enterprise risk management. In its oversight role regarding enterprise risk management, the Board reviews and approves our company’s long-term strategic plan and annual operating plan. We face risks in many different areas, including maintaining and expanding customer relationships, automotive original equipment manufacturer program execution, financial condition, technology and product innovation, supply chain management, competition for and development of key talent, cybersecurity related to internal systems and products, brand protection and maintaining brand value, and legal compliance, among many others. The Board believes that oversight of risk management is the responsibility of the full Board.

The Board takes an active role in risk oversight related to our company both as a full Board and through its committees, each of which has primary risk oversight responsibility with respect to all matters within the scope of its duties. In carrying out this critical responsibility, the Board meets with key members of management with primary responsibility for management of risk in their respective areas of responsibility, including our CEO, Chief Financial Officer, Chief Human Resources Officer, General Counsel, Head of Internal Audit, and the presidents of each of our divisions. Each year, management compiles a comprehensive risk assessment report and reviews that report with the Board during regular Board meetings. The report identifies the material business risks for our company, indicates the senior management owners of such risks, and identifies factors that respond to and mitigate those risks. Throughout the year, the Board, as a full Board or through its committees, dedicates a portion of each meeting to review and discuss specific risk topics in greater detail.

Executive Succession Planning

The Board and our CEO have developed a comprehensive program for emergency and long-term executive succession, which the Board reviews with our CEO annually. Consistent with our culture, our goal is to always be in a position to appoint our most competent senior executives from within our company, though we often benchmark talent by undertaking a review of external candidates. Individuals who are identified as having potential for senior executive positions are evaluated by the Board. The careers of such persons are developed to ensure that over time they have appropriate assignments, exposure to the Board and exposure to our diverse global business. These individuals interact with the Board in various ways, including through participation in certain Board meetings and other Board-related activities and meetings with individual directors, both in connection with director visits to our business units around the world and otherwise.

We believe that the Board fully understands our culture and strategic needs and that our succession program should ensure a smooth transition with respect to senior executive appointments.

Director Nominees

The Nominating Committee utilizes a variety of methods for identifying and evaluating director nominees. The committee may consider candidates recommended by our directors, members of management, professional search firms or stockholders. These candidates may be considered at any point during the year.

Qualifications

The Board has charged the Nominating Committee to make recommendations regarding an appropriate board composition to support and adjust to our company’s strategy and operations over time. The Nominating Committee reviews annually with the Board the size, function and needs of the Board and our company. In evaluating nominees for election as a director, the Nominating Committee considers a number of factors, including the following:

•	personal and professional qualities, characteristics, attributes, accomplishments and reputation in the business community and otherwise;

•	reputation in a particular field or area of expertise;

•	current knowledge and contacts in the markets in which we do business and in our industry and other industries relevant to our business;

•	the ability and willingness to participate fully in Board activities, including attendance at, and active participation in, Board and committee meetings;

•

the skills and personality of the nominee and how the Nominating Committee perceives the nominee will fit with the existing directors and other nominees in maintaining a board that is collegial and responsive to the needs of our company and our stockholders;

•	the willingness to represent the best interests of all of our stockholders and not just one particular constituency;

•	age of the nominee; and

•	diversity of viewpoints, culture, gender, background and experience, compared to those of existing directors and other nominees.

The Board also seeks men and women that have a wide range of experiences at policy-making levels in business, government, education and technology and in areas that are relevant to our company’s global activities. The Nominating Committee also endeavors to ensure that the Board includes a number of financially literate directors and at least one director who qualifies as a financial expert.

The Nominating Committee will also consider other criteria for director candidates included in our Corporate Governance Guidelines or as may be established from time to time by the Board.

We believe that our current Board is well-qualified to lead our company’s efforts to achieve our long-term strategy. The combined experience of our directors covers all areas of expertise and competency identified by the Nominating Committee.

Stockholder Recommendations

The Nominating Committee will evaluate director candidates recommended by a stockholder in the same manner as candidates otherwise identified by the Nominating Committee. We have never received any recommendations for director candidates from stockholders. In considering director candidates recommended by our stockholders, the Nominating Committee will also take into account such factors as it considers relevant, including the length of time that the submitting stockholder has been a stockholder of our company and the aggregate amount of the submitting stockholder’s investment in our company.

Stockholders may recommend candidates at any time but to be considered by the Nominating Committee for inclusion in our proxy statement for the next annual meeting of stockholders, recommendations must be submitted in writing no later than 120 days before the first anniversary of the date the proxy statement was mailed to stockholders in connection with the previous year’s annual meeting. A stockholder’s notice must contain, among other information, the following:

•

the name of the director candidate, the name of the stockholder recommending the director candidate for consideration, and the written consent of the director candidate and stockholder to be publicly identified;

•	a written statement by the director candidate agreeing to be named in our proxy materials and to serve as a member of the Board if nominated and elected;

•

a written statement by the director candidate and the recommending stockholder agreeing to make available to the Nominating Committee all information reasonably requested in connection with the Nominating Committee’s consideration of the director candidate; and

•

the director candidate’s name, age, business and residential addresses, principal occupation or employment, number of shares of Common Stock and other securities of our company beneficially owned, a curriculum vitae or similar document detailing personal and professional experiences and accomplishments, and all other information relating to the director candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors by SEC regulations and the New York Stock Exchange listing standards.

The stockholder’s notice must be signed by the stockholder recommending the director candidate for consideration and sent to the following address: Harman International Industries, Incorporated, 400 Atlantic Street, Suite 1500, Stamford, Connecticut 06901, Attn: Corporate Secretary (Nominating and Governance Committee Communication/Director Candidate Recommendation).

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. This CD&A focuses on the compensation of our named executive officers (“NEOs”) for fiscal year 2016, who were:

Name	Title
Dinesh C. Paliwal	Chairman, Chief Executive Officer, and President (the “CEO”)
Sandra E. Rowland	Executive Vice President and Chief Financial Officer (the “CFO”)
Phillip Eyler	Executive Vice President and President — Connected Car Division
Michael Mauser	Executive Vice President and President — Lifestyle Audio Division
David Slump	Executive Vice President, Operations

Mr. Paliwal and Ms. Rowland were NEOs by reason of their role with our company, and Mr. Eyler, Mr. Mauser and Mr. Slump were NEOs by reason of their level of compensation with our company.

Compensation Program Summary

Our compensation program is designed to:

•	Reward for performance against goals that we believe are the key drivers of long-term stockholder value;

•	Align executives with our stockholders; and

•	Attract, retain, and motivate top executive talent.

In order to achieve these objectives, compensation is delivered through a mix of fixed and variable pay elements, summarized below and discussed further in the “Compensation Program Details” section of this CD&A.

Fiscal Year 2016 Performance Context

Fiscal year 2016 was a record breaking year for our company. Our significant accomplishments during fiscal year 2016 included:

•	net sales of $6.9 billion, an increase of 12% from the prior fiscal year, with three of our company’s four divisions reporting strong sales increases; and

•

we delivered fiscal year 2016 GAAP earnings per share of $4.99, an increase of 3% over fiscal year 2015, and non-GAAP earnings per share (“Operational EPS”) of $6.24, an increase of 9% over fiscal year 2015.

Please see Appendix A for a reconciliation of Operational EPS to GAAP earnings per share.

Overview of Fiscal Year 2016 Program and Changes for Fiscal Year 2017

Element	Description	Objective	Key Changes for Fiscal Year 2017
Base salary	• Set based on each executive’s role, responsibilities and performance • Data on comparable positions in the market used as context	• Provide a competitive level of fixed compensation to achieve attraction and retention objectives	• Increases for NEOs, other than CEO; vary to recognize performance and market positioning; no increase for the CEO

Annual incentive

•    Annual cash incentive opportunity

•    Can range from 0% to 150% of the target award for the CEO and from 0% to 200% of the target award for the other NEOs, based on performance

•    Financial performance measures:

•     Revenue (weighted 30%)

•     Earnings before interest, taxes, depreciation and amortization (“EBITDA”, weighted 40%)

•     Free Cash Flow (weighted 30%)

•     NEOs who are division heads weighted 50% on division results and 50% on total company results

•    The CEO award is based 100% on company financial performance measures; awards for other NEOs are based on either 100% company results, or 50% company results and 50% divisional results, and may be adjusted downwards to reflect their individual performance

•    Align executives with the operating performance of our company

•    Drive profitable growth through a combination of revenue and earnings

•    Use free cash flow to measure our ability to generate cash and reinvest in growth initiatives

•    Achieve pay-for-performance

• Increases in annual cash incentive opportunity for NEOs, other than the CEO, to reflect performance and recognize stretch performance goals; no increase for the CEO

• Goals are set by the Compensation Committee in the first quarter of each fiscal year, and are set consistent with our company’s publicly disclosed financial guidance as of that date

Long-term incentive (“LTI”)

•    Performance-based restricted share units (“Performance RSUs”): 60% of target LTI

•    Can range from 0% to 200% of the target award based on three-year performance:

•     Cumulative adjusted Operational EPS (“Adjusted Operational EPS”) against a stated goal (weighted 50%)

•     Relative Total Shareholder Return (“TSR”, weighted 50%)

•     Average Return on Invested Capital (“ROIC”, applied as a negative modifier, rather than a weighted factor, such that the award will be reduced if ROIC is below a specified threshold)

•    Time-vested restricted share units with three-year ratable vesting (“Time RSUs” and together with Performance RSUs, “RSUs”): 40% of target LTI

•    Align management with stockholders by delivering a significant portion of compensation in the form of equity

•    Achieve pay-for-performance and retention objectives through a blend of Performance RSUs and Time RSUs

•    The performance metrics, in combination with the annual incentive plan metrics, focus on key drivers of long-term stockholder value; use of TSR aligns payouts directly with the creation of stockholder value

• Increases in LTI target grant value for NEOs, other than CEO, to reflect performance, recognize stretch performance goals and enhance retention; no increase for the CEO

Other policies

•    Stock ownership guidelines and requirement to hold all net shares until guidelines are met

•    Clawback policy

•    Insider trading (anti-hedging) policy

•    Supplemental Executive Retirement Plan (“SERP”) for Mr. Paliwal and German Pension Plan for Mr. Mauser

•    Termination and change-in-control provisions

• See further discussion of each policy in the “Compensation Program Details” section

Process for Determining Compensation

The Role of the Compensation Committee

The Compensation Committee meets throughout the year to assess, review, and ultimately approve the compensation program and pay levels for all of our executive committee members, which includes all of our NEOs. The Compensation Committee makes recommendations to the Board regarding our CEO’s compensation, and the full Board (without the CEO) makes all final decisions regarding CEO compensation. The Compensation Committee retains an independent compensation consultant (described below under “The Role of the Committee’s Independent Consultant”) to provide advice in connection with its assessment of the compensation program.

Consideration of Stockholder Feedback in Light of the Results of the 2015 Annual Meeting Say-on-Pay Vote

The Compensation Committee highly values stockholder feedback on our company’s compensation program. Each year the Compensation Committee takes into account the result of the prior “say-on-pay” vote cast by our stockholders. At the 2015 Annual Meeting, the advisory vote to approve compensation of the NEOs resulted in approximately 96.3% of the votes cast in favor of our executive compensation program. Considering the strong support from our stockholders, the Compensation Committee did not implement extensive changes to our company’s compensation program for fiscal year 2016.

The Role of the CEO

Our CEO is included in discussions and makes recommendations to the Compensation Committee on compensation for our executive committee members, including our NEOs (except with respect to his own compensation). The Compensation Committee reviews the recommendations from the CEO and makes all final compensation decisions, except with respect to the CEO’s compensation which is ultimately decided by the Board in executive session without the CEO’s participation. Our CEO also provides his evaluation of each executive officer’s performance, including our NEOs except for himself, against their individual objectives for the Compensation Committee’s consideration and approval as part of his recommendation for appropriate compensation awards under the annual incentive program. Our CEO does not participate in discussions, either with the Compensation Committee or the Board, regarding his own compensation.

The Role of the Committee’s Independent Consultant

In fiscal year 2016, the Compensation Committee retained ClearBridge Compensation Group (“ClearBridge”) as its independent compensation consultant. ClearBridge reports directly to the Compensation Committee, and provides advice and recommendations regarding executive compensation design for the CEO and executive committee members, as well as assistance in benchmarking executive compensation levels. ClearBridge does not provide any other services, beyond the services provided to the Compensation Committee, for our company or management.

The Role of Benchmarking

In assessing and determining total compensation opportunities for the NEOs, the Compensation Committee considers market data as an input to the process. As there is no well-defined group of comparable publicly-traded companies in the United States operating in the same industries as our company, the Compensation Committee considers multiple external perspectives as an input to the process.

Specifically, the Compensation Committee uses a Pay Benchmarking Peer Group that consists of companies in the automotive and technology related sectors, with revenues generally ranging from one-half to two times our company’s revenues to reflect companies with comparable industry scope and size. The Compensation Committee supplements that data with compensation survey data from the Towers Watson Compensation Data Bank® Executive Compensation Survey (the “Towers Watson Survey”), which is a published third-party survey. The Compensation Committee has no input in determining the companies in the Towers Watson Survey and does not consider the survey companies to be a peer group. Companies in the Pay Benchmarking Peer Group are shown below:

Companies in the Pay Benchmarking Peer Group (n=20)

Adobe Systems	Advanced Micro Devices, Inc.	Autoliv, Inc.	Borgwarner, Inc.

Dana Holding Corp.	Freescale Semiconductor Ltd.	Harris Corp.	Intuit Inc.

Juniper Networks Inc.	L-3 Communications Holdings	Lexmark International, Inc.	Marvell Technology Group Ltd.

Motorola Solutions Inc.	Nvidia Corp.	Rockwell Automation, Inc.	Rockwell Collins Inc.

Sandisk Corp.	Tenneco, Inc.	Visteon Corp.	VMWare Inc.

The Role of Tally Sheets

The Compensation Committee reviews tally sheets, which include all components of compensation paid to our executive committee members, including all NEOs, in the most recent fiscal year. The tally sheets also provide information on potential payouts to the executive committee members upon various termination scenarios. The Compensation Committee considered the information presented in the tally sheets in determining the compensation program for our executive committee members for fiscal year 2016.

Compensation Program Details

This section sets forth the specific details of the executive compensation program, as previously summarized in the “Compensation Program Summary” above.

NEO Target Pay Levels for Fiscal Year 2016

The Compensation Committee determines target compensation opportunities for the NEOs in the first quarter of each fiscal year, considering all of the inputs described above under “Process for Determining Compensation.” The table below provides a summary of target compensation opportunities for each of the NEOs, which differs from the disclosure provided in the Summary Compensation Table as described in the footnotes below.

Name	Title	Base Salary(1)	Target Annual Incentive (% of salary)(2)	Target Total Cash Compensation	Target Long- Term Incentive Value(3)	Target Total Direct Compensation
Dinesh C. Paliwal	Chairman, President & CEO	$1,266,198	200%	$3,798,593	$7,000,000	$10,798,593
Sandra E. Rowland	EVP & CFO	$635,000	80%	$1,143,000	$1,750,000	$2,893,000
Phillip Eyler	EVP & Pres., Connected Car	$515,000	80%	$927,000	$1,300,000	$2,227,000
Michael Mauser(4)	EVP & Pres., Lifestyle Audio	$450,402	80%	$810,899	$1,300,000	$2,110,899
David Slump	EVP, Operations	$475,000	75%	$831,250	$1,000,000	$1,831,250

(1)	Represents salary rate effective as of September 1, 2015 for all NEOs. Salary provided in the Summary Compensation Table represents actual earned amount during fiscal year 2016.
(2)	Represents award opportunity earned at target performance. Non-Equity Incentive Plan Compensation provided in the Summary Compensation Table represents the actual annual incentive award paid for fiscal year 2016.
(3)	Represents targeted dollar amount of LTI. For Mr. Slump, includes a one-time equity award valued at $200,000 in recognition of his performance in connection with the integration of our acquisition of Symphony Teleca Corporation. Based on this dollar amount, the number of RSUs to be granted is determined based on the ten-trading day average closing stock price of our Common Stock prior to the grant date. The amount reported in the Summary Compensation Table, the Fiscal Year 2016 Grants of Plan-Based Awards Table and the narratives thereto is different from this amount since it is based on the actual stock price of our Common Stock on the date of grant, as well as the required accounting valuation for the Performance RSUs.
(4)	Mr. Mauser’s compensation is paid in Euros and his target total cash compensation as of September 1, 2015 has been translated into U.S. Dollars at the exchange rate in effect on June 30, 2016 in the case of target annual incentive amount, and at the average exchange rate for the 12 months ended June 30, 2016 in the case of salary.

Base Salaries

Base salaries provide our executives with a competitive level of fixed pay, reflective of their role, responsibilities and performance. The Compensation Committee also uses data on comparable positions in the market as context when setting base salaries. Although we review base salaries annually, our practice is to make base salary adjustments as needed on a periodic basis. . For fiscal year 2016, Messrs. Paliwal, Eyler and Mauser each received a 3% salary increase to reflect performance. For fiscal year 2016, Ms. Rowland’s salary was increased by 13% and Mr. Slump’s salary was increased by 11%, each to reflect performance, as well as market positioning.

Annual Incentive Plan Design

Fiscal Year 2016 Annual Incentive Plan Design and Payouts

The Compensation Committee reviews and approves all aspects of the annual incentive plan design, as described in this section, in the first quarter of each fiscal year. The Compensation Committee establishes the annual incentive target for each NEO in a manner similar to the process for determining base salary. For fiscal year 2016, annual incentive targets for Ms. Rowland and Mr. Mauser were increased from 75% to 80% of base salary based on performance and market positioning. Annual incentives for fiscal year 2016 were awarded under our key executive officers bonus plan, consistent with prior years.

Performance Measures. The Compensation Committee selected the performance measures for fiscal year 2016 in order to emphasize profitable growth, and to measure our ability to generate cash and reinvest in growth initiatives. The Compensation Committee determined that bonus payouts for the NEOs for fiscal year 2016 would be primarily based on the following financial goals: Revenue, EBITDA and Free Cash Flow. If the financial goals are achieved, awards for NEOs other than the CEO can be adjusted downward based on performance against their individual goals. Financial goals for the CEO, CFO and Mr. Slump are based on total company results, and financial goals for the other NEOs are based 50% on the performance of their respective divisions and 50% on the performance of the total company in order to provide balance between division and total company results.

Performance Goals. Performance goals for the annual incentive plan are reviewed and approved in the first quarter of each fiscal year, which are set consistent with our company’s publicly disclosed financial guidance as of that date. As a policy matter, the Compensation Committee has determined not to adjust bonus goals once set in response to any update to our guidance during the fiscal year. Goals are set on a currency-adjusted basis (“constant currency”) such that bonuses are not impacted (positively or negatively) by foreign currency fluctuations throughout the course of the fiscal year. Therefore, goals and actual results are reported based on the foreign currency rates that were used to determine guidance for the year, which will vary from year to year. For example, in certain cases Revenue and EBITDA threshold goals for fiscal year 2016 set forth in the table below are below the fiscal year 2015 actual Revenue and EDITDA results disclosed in last year’s annual proxy statement. However, in all cases Revenue and EBITDA threshold and target goals for fiscal year 2016 are above fiscal year 2015 results when viewed on a constant currency basis. The Compensation Committee believes this approach is the most appropriate way to reward management for the annual operating results of the business.

Non-GAAP financial measures. The Compensation Committee bases bonus payouts in part upon EBITDA and Free Cash Flow, which are non-GAAP financial measures. EBITDA is calculated as follows: operating income plus depreciation and amortization. Free Cash Flow is calculated as follows: operating income plus depreciation and amortization plus change in working capital. The change in working capital includes net accounts receivable from third parties plus net inventories less trade accounts payable to third parties.

Calculation of Payout. The Compensation Committee set the annual incentive plan goals to provide for a payout commensurate with the performance level. Payout with respect to each measure is calculated separately. If performance falls below the threshold level, no award will be paid with respect to that performance measure. Straight line interpolation is applied for performance that falls between each of the performance levels shown below.

($ in thousands)
Business	Metric	Weight	Performance Level Required to Achieve Payout at:			Actual Performance(1)	Resulting Annual Incentive Achievement for other NEOs(2)
			Threshold (50% of target)	Target (100%)	Maximum (150% for CEO and 200% for other NEOs)
Total Company	Revenue	30%	$6,631,000	$7,000,000	$7,150,000	$6,924,358	90%
	EBITDA	40%	$796,000	$875,000	$901,000	$836,956	76%
	Free Cash Flow	30%	$518,000	$575,000	$596,000	$463,946	0%

Connected Car Division	Revenue	30%	$2,928,000	$3,160,000	$3,239,000	$3,090,548	85%
	EBITDA	40%	$383,000	$430,000	$446,000	$439,830	161%
	Free Cash Flow	30%	$270,000	$303,000	$316,000	$318,065	200%

Lifestyle Audio Division	Revenue	30%	$1,946,000	$2,025,000	$2,076,000	$2,141,432	200%
	EBITDA	40%	$300,000	$315,000	$323,000	$331,432	200%
	Free Cash Flow	30%	$226,000	$238,000	$246,000	$243,740	171%

(1)	As previously discussed, all amounts shown are on a “constant currency” basis and do not equal reported results.
(2)	Our CEO’s resulting annual incentive achievement for actual performance of our total company was 114% out of a maximum of 150%.

Individual Goals. Like the corporate and division objectives, individual performance objectives are intended to challenge executives to achieve stretch goals that contribute to the achievement of the annual operating plan, improve our company’s performance, and ensure that corporate and division financial goals are met or exceeded. Individual performance objectives are also designed to ensure successful execution of ongoing strategic objectives, such as reducing expenses, achieving synergies from acquisitions, the growth of a business unit, and timely delivering critical projects. Potential scores for achievement of individual performance objectives range from 0% to 100%, which is multiplied by the bonus percentage determined by performance against financial goals. As approved by the Compensation Committee:

•

Ms. Rowland’s individual objectives included goals related to developing a management dashboard (25% weight); implementing a new revenue recognition standard (25% weight); managing the tax rate (25% weight); and driving cash-flow generation (25% weight). Based on her efforts and achievements against these targets, the Compensation Committee determined that Ms. Rowland achieved an aggregate individual objective score of 80.3% out of a maximum of 100%.

•

Mr. Eyler’s individual objectives included goals related to growing the Connected Car Division’s awarded business (20% weight); increasing projected future fiscal year revenue (30% weight); increasing Connected Car Division take rates (20% weight); and increasing safety, security and over-the-air update awards (30% weight). Based on his efforts and achievements against these targets, the Compensation Committee determined that Mr. Eyler achieved an aggregate individual objective score of 97.6% out of a maximum of 100%.

•

Mr. Mauser’s individual objectives included goals related to increasing sales for the Lifestyle Audio Division in China (25% weight); growing the Car Audio Strategic Business Unit’s (“SBU”) awarded business (25% weight); increasing Car Audio SBU’s take rates (25% weight); and growing global sales of headphones (25% weight). Based on his efforts and achievements against these targets, the Compensation Committee determined that Mr. Mauser achieved an aggregate individual objective score of 75% out of a maximum of 100%.

•

Mr. Slump’s individual objectives included goals related to reducing manufacturing expenses and improving quality and customer service (30% weight); developing automotive outsourcing partnerships and managing capital expenditures (30% weight); reducing automotive pre-start of production costs (20% weight); and driving procurement savings (20% weight). Based on his efforts and achievements against these targets, the Compensation Committee determined that Mr. Slump achieved an aggregate individual objective score of 90.5% out of a maximum of 100%.

Long-Term Incentive Plan Design

Long-term incentives are granted under our equity incentive plans. Our equity incentive plans are administered by the Compensation Committee and are designed to provide incentive compensation to executive officers and other key employees in the form of equity-based vehicles that align executives with stockholders. The Compensation Committee approves the annual equity awards under our equity incentive plan generally in September of each year. When making equity-based incentive awards, the Compensation Committee also takes into consideration the dates on which we expect to make public announcements regarding earnings as well as other events or circumstances that have not been publicly announced that may be deemed material to us, our stockholders and other investors. All awards are subject to the executive’s continued employment with our company on the vesting date. The Compensation Committee established the fiscal year 2016 target long-term incentive award opportunities for our NEOs, taking into account scope of responsibilities, individual performance, retention considerations and market compensation data. For fiscal year 2016, the target long-term incentive award opportunities for Mr. Paliwal, Ms. Rowland, Mr. Eyler and Mr. Mauser were increased to reflect performance and benchmark data.

The Compensation Committee has maintained a similar long-term incentive plan structure for grants since September 2013, which includes:

•

40% of the target grant in Time RSUs, which vest over a three-year timeframe. With respect to grants made prior to September 2015, vesting was three-year cliff (100% at the end of the third year), whereas for grants made in September 2015 and later, vesting is three-year ratable (1/3 per year)

•	60% of the target grant in Performance RSUs, which vest based on three-year performance goals:

¡	50% on three-year cumulative Adjusted Operational EPS

¡	50% on three-year Relative TSR

¡	three-year average ROIC negative modifier is applied, if applicable

Awards granted in September 2013 (Fiscal Year 2014) vested in September 2016 and are outlined in more detail below.

Achievement of September 2013 Performance RSUs (vested September 10, 2016)

The Performance RSUs granted on September 10, 2013 were earned at 178% of target based on our company’s achievement against the goals established by the Compensation Committee at the time of the grant. The chart below provides the goals and actual performance results.

Metric	Weight	Performance Level Required to Achieve Payout at:			Actual Performance	Resulting Performance RSU Vesting (% of target PRSUs)
		Threshold (50% of target)	Target (100%)	Maximum (200%)
3-Year Cumulative Adjusted Operational EPS: Fiscal Year 2014 — Fiscal Year 2016	50%	$13.56	$15.07	$ ≥ $15.82	$16.04	200%
3-Year Relative TSR Positioning	50%	25th percentile	50th percentile	75th percentile	64th percentile	156%
Total Award Vesting (% of target Performance RSUs)(1)						178%

(1)	ROIC was above our weighted average cost of capital for the three-year period; therefore, no negative modifier was applied.

Grant of September 2014 Awards (Fiscal Year 2015 Grant)

In September 2014, we granted equity to our NEOs as follows (the “September 2014 Awards”):

Vehicles, Mix and Vesting.

•

60% Performance RSUs (at target): Vest on the third anniversary of the grant date based on performance goals established by the Compensation Committee (the “2014 Performance RSUs”) subject to the executive’s continued employment with our company; and

•	40% Time RSUs (at target): Vest on the third anniversary of the grant date subject to the executive’s continued employment with our company.

Performance Measures. The payout of the 2014 Performance RSUs will be determined as follows: Adjusted Operational EPS and Relative TSR will be equally weighted (50% each) to determine the initial payout. The initial payout may then be multiplied by a factor from 66.7% to 100% to determine the final payout. The applicability and amount of this factor will be determined based on our ROIC performance during the measurement period. The rationale for this factor is to encourage management to pursue growth opportunities that are expected to produce returns above our cost of capital and are thus value-creating for stockholders.

Performance Goals. The 2014 Performance RSUs are subject to our company’s achievement of certain specified levels of performance. The number of 2014 Performance RSUs that will vest with respect to each performance measure will be determined as follows: (i) no 2014 Performance RSUs will be earned for performance below the threshold level for the measure, (ii) 50% of the target 2014 Performance RSUs will be earned upon achievement of the threshold level for the measure, (iii) 100% of the maximum 2014 Performance RSUs (or 200% of the target 2014 Performance RSUs) will be earned upon achievement of the maximum level for the measure, and (iv) for performance between threshold and target and target and maximum, the number of 2014 Performance RSUs earned for each measure will be determined by straight-line interpolation.

Non-GAAP Measures. The Compensation Committee bases Performance RSU payouts in part upon Adjusted Operational EPS and ROIC, which are non-GAAP financial measures. Adjusted Operational EPS is defined as Operational EPS adjusted to exclude the impact (accretive or dilutive) in the first 12 months of any acquisition with annual revenues of greater than $200 million. ROIC is defined as net operating profit after tax divided by invested capital (which is defined as the sum of total debt and shareholder equity).

Relative TSR Peer Group. Relative TSR is calculated as stock price appreciation plus reinvested dividends, where the stock price is defined as the 40-trading-day-average closing stock price immediately prior to the grant date and the vesting date. TSR is assessed relative to a group of companies shown below, which is different than the Pay Benchmarking Peer Group described in “The Role of Benchmarking.” The Compensation Committee selected this group of companies for the Relative TSR Peer Group for the 2014 Performance RSUs because of the comparable nature of their business to our company’s business. However, many of the companies are significantly larger or are not in the United States; as a result, many of these companies were not considered appropriate for assessing the target pay levels for the NEOs as part of the Pay Benchmarking Peer Group.

Companies in the Relative TSR Peer Group (n=29)

Aisin Seiki Co.	Alpine Electronics, Inc.	AU Optronics Corp.	Audi AG

Bang & Olufsen A/S	Best Buy Co., Inc.	BMW AG	Continental AG

Daimler AG	Denso Corporation	Fiat Group Automobiles S.P.A.	Flextronics International Ltd.

Fujikon Industrial Holdings Limited	Garmin Ltd.	Honda Motor Co. Ltd.	Jabil Circuit, Inc.

Johnson Controls, Inc.	Live Nation Entertainment, Inc.	Media Markt	Nokia Corporation

Panasonic Corporation	Pioneer Electronics (USA), Inc.	Renesas Electronics Corporation	Texas Instruments Incorporated

Tom Tom International BV	Toshiba Corporation	Toyota Motor Corporation	TRW Automotive Holdings Corp.

Yamaha Corp.

Grant of September 2015 Awards (Fiscal Year 2016 Grant)

In September 2015, we granted equity to our NEOs (the “September 2015 Awards”), which were structured substantially the same way as the September 2014 Awards, with adjusted levels for the performance goals and certain updates to the Relative TSR Peer Group. The vesting schedule for the Time RSUs was also changed from three-year cliff vesting to three-year ratable vesting in order to continue to attract and retain talent and better align with market practice.

Relative TSR Peer Group. The Compensation Committee revised the group of companies for the Relative TSR Peer Group shown below for the September 2015 Awards to reflect the evolution in our company’s size and the scope of our business and changes in the structure or business of certain companies on the prior year’s list.

Companies in the Relative TSR Peer Group (n=27)

Aisin Seiki Co.	Alpine Electronics, Inc.	AU Optronics Corp.	Audi AG

Best Buy Co., Inc.	BMW AG	Continental AG	Daimler AG

Denso Corporation	Fiat Group Automobiles S.P.A.	Flextronics International Ltd.	Fujikon Industrial Holdings Limited

Garmin Ltd.	Honda Motor Co. Ltd.	Jabil Circuit, Inc.	Johnson Controls, Inc.

Live Nation Entertainment, Inc.	Metro AG	Nokia Corporation	Panasonic Corporation

Pioneer Electronics (USA), Inc.	Renesas Electronics Corporation	Texas Instruments Incorporated	Tom Tom International BV

Toshiba Corporation	Toyota Motor Corporation	Yamaha Corp.

Grant of September 2016 Awards (Fiscal Year 2017 Grant)

In September 2016, we granted equity to our NEOs (the “September 2016 Awards”), which were structured the same way as the September 2015 Awards, with adjusted levels for the performance goals and certain updates to the Relative TSR Peer Group.

Relative TSR Peer Group. The Compensation Committee revised the group of companies for the Relative TSR Peer Group shown below for the September 2016 Awards to reflect the evolution in our company’s size and the scope of our business and changes in the structure or business of certain companies on the prior year’s list.

Companies in the Relative TSR Peer Group (n=32)

Aisin Seiki Co.	Alpine Electronics, Inc.	AU Optronics Corp.	Audi AG

Autoliv Inc.	Best Buy Co., Inc.	BMW AG	BorgWarner Inc.

Continental AG	Daimler AG	Delphi Automotive PLC	Denso Corporation

Fiat Group Automobiles S.P.A.	Flextronics International Ltd.	Ford Motor Company	Fujikon Industrial Holdings Limited

Garmin Ltd.	Gentex Corp.	Honda Motor Co. Ltd.	Jabil Circuit, Inc.

Johnson Controls, Inc.	Live Nation Entertainment, Inc.	Metro AG	Nokia Corporation

Panasonic Corporation	Pioneer Electronics (USA), Inc.	Renesas Electronics Corporation	Texas Instruments Incorporated

Tom Tom International BV	Toshiba Corporation	Visteon Corp.	Yamaha Corp.

Benefits, Perquisites, and Contracts

Employment Agreements and Offer Letters

Since 2007, we have had an employment agreement in place with Mr. Paliwal. The employment agreement with Mr. Paliwal provides continuity and stability in leadership for our company. Mr. Mauser has been employed since May 2005 pursuant to an employment agreement with a German subsidiary of our company. The terms of our employment agreements with these NEOs are detailed below under “Executive Compensation — Employment Agreements and Other Employment Arrangements.” Other than Mr. Paliwal and Mr. Mauser, we have not entered into employment agreements with our NEOs, who are employed pursuant to offer letters.

Severance Agreements and Change in Control Severance Arrangements

In addition to the employment agreements identified above, we also have entered into separate severance agreements and change in control severance agreements with Mr. Paliwal and severance agreements with each of our other NEOs, which are detailed below under “Executive Compensation — Severance and Change in Control Benefits.” These agreements provide for severance benefits in the event of a termination of employment under specified circumstances, including following a change in control of our company, to provide executives with competitive levels of severance protection. Our key executive officers bonus plan also provides for a pro-rated award amount of the executive’s target award amount for that fiscal year if he or she is employed by us at the time of the change in control or was terminated after commencement of discussions that resulted in a change in control of our company but within 180 days prior to the change in control. The payout amounts under our key executive officers bonus plan, the severance agreements and, with respect to Mr. Paliwal, the change in control severance agreement, are as follows:

Severance Upon Qualifying Termination
	Not In Connection with a Change in Control	Following a Change in Control
Dinesh Paliwal	Two times the sum of salary plus target bonus and pro rata bonus	Three times the sum of highest salary plus highest bonus and pro rata target bonus
Other NEOs	One times the sum of salary plus target bonus and pro rata bonus	Two times the sum of salary plus target bonus and pro rata target bonus

Severance payments were determined based on competitive levels in the market.

If any severance payments or benefits related to a change in control provided to Mr. Paliwal would be subject to the excise tax imposed on “parachute payments” by the Internal Revenue Code of 1986, we will

“gross-up” his compensation for all such excise taxes and any federal, state and local taxes applicable to such gross-up payment. Mr. Paliwal will only receive this “gross-up” in the event his employment is terminated upon a change in control of our company. In 2009, the Compensation Committee decided, in the exercise of its judgment, that our company would not provide this benefit to any of our other NEOs or any future executive officers. For the NEOs other than Mr. Paliwal, if severance payments and benefits related to a change in control would be subject to the excise tax, then such amounts will be reduced if and to the extent necessary so that no portion thereof will be subject to the excise tax, but if the NEO would receive in the aggregate greater payments and benefits on an after-tax basis if the amounts were not subject to such reduction, then no such reduction will be made.

Under the terms of our approved equity incentive plans and the related award agreements, unvested stock options, restricted shares and Time RSU awards become fully vested upon a change in control of our company. We adopted this treatment for our long-term compensation plan for the following reasons:

•	to fully align employees with stockholders in the event of a transaction that qualifies as a change in control;

•	to ensure that ongoing employees are treated the same as terminated employees with respect to outstanding equity grants; and

•	to retain key employees in the face of a potential change in control by providing a benefit if they remain with our company through the date of the change in control.

The Performance RSUs will partially vest upon a change in control of our company. If the change in control event occurs prior to the vesting date, the Performance RSUs will vest as follows:

•	60% vest automatically; and

•	a pro rata portion of the remaining 40% will vest based on the number of days lapsed from date of grant to the effective date of the change in control, divided by the three-year vesting period.

The Compensation Committee believes that these benefits are consistent with its objectives and are necessary and appropriate in order to attract and retain qualified senior executives.

Employee Benefits

Mr. Paliwal is entitled to supplemental retirement, termination and death benefits under the Harman International Industries, Incorporated Supplemental Executive Retirement Plan, as amended and restated as of October 1, 1999, and as further amended effective September 24, 2002 (the “SERP”). As of January 2008, we decided to suspend providing this benefit to newly hired or promoted executive officers. Mr. Mauser is entitled to an annual pension that is equal to 2% of eligible salary for every year of service, up to a maximum of 30%. This pension is payable at age 60 and is offset by a pension payable from the Harman/Becker Nokia plan in the amount of 3,396 Euro. The annual benefit will be increased by the cost of living rate, currently assumed to be 5.25% every three years. We provide our executive officers employed in the United States, including our NEOs, with the opportunity to participate in our Deferred Compensation Plan (“DCP”). These plans are described below under the captions “Executive Compensation — Pension Benefits for Fiscal Year 2016” and “Executive Compensation — Nonqualified Deferred Compensation.”

Our NEOs are also eligible to participate in other company-sponsored benefit plans available to employees generally, including medical and life insurance. Employees, including executive officers that are employed in the United States, are eligible to participate in a company-sponsored 401(k) defined contribution plan.

The Compensation Committee believes that these benefits are necessary and appropriate in order to attract and retain qualified executive officers insofar as these benefits are generally made available by similarly situated companies.

Executive Perquisites

We provide our NEOs with certain perquisites. These perquisites include the use of company owned or leased cars and reimbursement of car-related expenses, payment of excess life insurance premiums for our CEO and accident insurance premiums for Mr. Mauser, relocation expenses in the event an executive officer is asked to relocate at our request, reimbursement of spouse travel expenses where spouses are invited to company events, reimbursement of legal fees and rent for temporary housing.

The Compensation Committee has determined it is appropriate to provide these perquisites in order to attract and retain our NEOs by offering compensation opportunities that are competitive with those offered by similarly situated public companies. In determining the total compensation payable to our NEOs, the Compensation Committee considers perquisites in the context of the total compensation which our NEOs are eligible to receive, but is not materially influenced by the availability of these perquisites given the relatively minimal total amount of the perquisites provided. Perquisites are reviewed regularly in order to confirm continued relevance and competitiveness in the market. For a description of the perquisites received by our NEOs during fiscal year 2016, see the information below under the caption “Executive Compensation — Summary Compensation Table — All Other Compensation.”

Clawback Policy

Based on the Compensation Committee’s recommendation and authorization, we adopted a new policy in fiscal year 2013 addressing the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. This policy, also known as a “clawback” policy, applies to all of our executive officers, including the NEOs. Under the policy, we may recover any incentive compensation paid to a current or former executive officer of our company in the event of a material negative accounting restatement of our financial statements due to material noncompliance by our company with any financial reporting requirement under the securities laws. If the Board determines that any current or former executive officer has engaged in fraud or intentional misconduct that caused the error that, directly or indirectly, resulted in the financial restatement, the Board may require reimbursement of all compensation granted, earned or paid under annual incentive and long-term incentive compensation plans, including cancellation of outstanding equity awards. We have not required any NEO to return any award or repay any payment received in any fiscal year.

Insider Trading (Anti-Hedging) Policy

Our company has an insider trading policy, which includes an anti-hedging policy to ensure the desired stockholder alignment. The policy prohibits our directors and employees from trading in options, puts or similar instruments on our company’s securities or selling our company’s securities “short.”

Stock Ownership Guidelines and Holding Requirements

The Board approved and adopted amended executive stock ownership guidelines in fiscal year 2011 and further amended them in fiscal year 2013. These guidelines encourage our executive officers to hold ownership in our company, recognizing that stock ownership directly aligns executive interests to those of our stockholders. The guidelines encourage ownership levels in our Common Stock generally equal to a multiple of each NEO’s annual base salary depending on such executive’s level within our company, and increases with greater responsibility. The executive officer stock ownership guidelines are as follows:

•	six times base salary for the CEO; and

•	three times base salary for all other executive committee members, including our NEOs.

Our company’s executive officers were expected to comply by December 21, 2013, or within five years of being appointed as an executive committee member of our company (“Ownership Compliance Date”). In the event that an executive officer does not satisfy the ownership guidelines by the Ownership Compliance Date, he or she will be required to retain any and all vested RSU shares, net of shares withheld for taxes, or shares received upon the exercise of stock options, net of shares withheld to cover taxes or the exercise price, until such time as he or she becomes compliant with these guidelines. As of June 30, 2016, each of the NEOs required to comply with the executive officer stock ownership guidelines as of such date were in compliance.

Internal Revenue Code Section 162(m)

As applicable to our company, Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) provides that compensation in excess of $1 million paid to the chief executive officer or to any of the other three most highly compensated executive officers (not including the chief financial officer) of a public company is not deductible for federal income tax purposes. There is an exception to this limitation for “performance-based compensation” under Section 162(m) of the Code. Bonus awards under our key executive officers bonus plan and option grants and certain other awards under our equity incentive plans are intended to qualify as performance-based compensation under Section 162(m) of the Code. The Compensation Committee reviews on an annual basis the potential impact of this deduction limitation on executive compensation and intends to continue to evaluate our company’s potential exposure to this deduction limitation. While we endeavor to use this exception to maximize the deductibility of our compensation, in order to maintain flexibility in compensating executives and to attract necessary leadership in certain circumstances, we have not adopted a policy that all compensation must be deductible. We do not believe that such a policy is in the best interests of our company or our stockholders.

Compensation Risk Assessment

The Compensation Committee does not believe that any risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on our company. The Compensation Committee considered various factors that have the effect of mitigating risk and, with the assistance of ClearBridge, reviewed our compensation policies and practices for our employees, including the elements of our executive compensation programs, to determine whether any portion of such compensation encourages excessive risk taking. The Compensation Committee concluded that any such risks are mitigated by:

•	Balanced Mix of Pay Components: Compensation is not overly weighted toward annual incentive awards and represents a balance of cash and long-term equity based compensation vesting over three years.

•	Balanced Approach to Performance-Based Awards: Performance targets are tied to several financial metrics, including revenue growth, EBITDA, Free Cash Flow, and ROIC.

•

Performance Period and Vesting Schedules: The performance period and vesting schedules for long-term incentives overlap and, therefore, reduce the motivation to maximize performance in any one period. Performance RSUs vest three years from the grant date for awards granted prior to September 2015, and ratably over three years for awards granted in September 2015 or after.

•

Stock Ownership Guidelines: Requires our CEO to directly or indirectly own equity in our company having a fair market value of six times his base salary and other executive officers, including our NEOs, to own equity having a fair market value of three times their base salary.

COMPENSATION AND OPTION COMMITTEE REPORT

The Compensation and Option Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, the Compensation and Option Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended June 30, 2016.

This report is submitted by the members of the Compensation and Option Committee.

Members of the Compensation and Option Committee

Edward H. Meyer (Chairman)

Adriane M. Brown

Abraham N. Reichental

Hellene S. Runtagh

Frank S. Sklarsky

Gary G. Steel

The foregoing report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of our company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses all compensation earned for fiscal year 2016, fiscal year 2015 and fiscal year 2014, as required by SEC rules, by our Chairman, Chief Executive Officer and President, our Executive Vice President and Chief Financial Officer, and the three other most highly paid executive officers who were employed by us as of June 30, 2016. We refer to these individuals as our “named executive officers” or “NEOs.”

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension and Nonqualified Deferred Compensation(3)	All Other Compensation(4)	Total
Dinesh C. Paliwal	2016	$1,258,946	0	$10,328,147	$1,443,240	$3,509,230	$93,302	$16,632,865
Chairman, CEO and	2015	1,222,432	0	5,480,550	3,614,195	3,560,694	89,292	13,967,163
President	2014	1,193,513	0	5,748,594	3,580,539	1,358,545	84,330	11,965,521

Sandra E. Rowland,
Executive Vice President and Chief Financial Officer	2016	620,577	0	2,559,479	232,517	—	27,757	3,440,330
	2015	429,231	0	1,255,148	615,778	—	23,083	2,323,240

Phillip Eyler,	2016	502,013		1,901,261	416,186	—	33,646	2,853,106
Executive Vice President and President — Connected Car Division

Michael Mauser,	2016	448,216	0	1,901,261	304,784	510,828	35,376	3,200,465
Executive Vice President and President — Lifestyle Audio Division(5)	2015	473,238	0	1,202,379	615,933	139,530	36,940	2,468,020
	2014	518,990	0	1,267,129	549,879	310,098	43,596	2,689,692

David Slump	2016	465,769	0	1,462,869	183,772	—	28,145	2,140,555
Executive Vice President, Operations

(1)	For all stock awards (other than the Performance RSUs), we calculated the fair value of such stock awards under FASB ASC Topic 718 by multiplying the closing price of our Common Stock on the date of grant by the number of shares subject to such stock award. We assume zero anticipated forfeitures in connection with valuing such stock awards for purposes of FASB ASC Topic 718. For the Performance RSUs, we estimated fair value based on a model that considers the closing price of our Common Stock on the date of grant, the number of shares subject to such stock award, and the estimated probabilities of vesting outcomes. For a description of the assumptions used in determining the fair value of equity awards under FASB ASC Topic 718, see Note 14, Shareholders’ Equity and Share-Based Compensation , to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2016. The following amounts represent the maximum potential Performance RSU value by individual for the awards made in fiscal year 2016: Mr. Paliwal — $7,436,127; Ms. Rowland — $1,836,424; Mr. Eyler — $1,364,123; Mr. Mauser — $1,364,123; and Mr. Slump — $1,049,618. As of June 30, 2016, the following amounts represent the estimated Performance RSU value by individual for the awards made in fiscal year 2016 based on our company’s forecasts as of such date: Mr. Paliwal — $6,655,282; Ms. Rowland — $1,641,208; Mr. Eyler — $1,219,114; Mr. Mauser — $1,219,114; and Mr. Slump — $938,031.
(2)	The amount reflected in this column represents an award under the 2014 Key Executive Officers Bonus Plan (the “2014 Key Executive Plan”) for fiscal years 2016, 2015 and 2014.
(3)	For Mr. Paliwal, the amount representing the change in pension and non-qualified deferred compensation is attributable to benefits accrual (due primarily to an increase in pensionable earnings), passage of time (age) and a change in assumptions (primarily the mortality table).
(4)	Includes compensation as described under the caption “— All Other Compensation” below.
(5)	Mr. Mauser’s compensation was paid in Euros and has been translated into U.S. Dollars at the exchange rate in effect on June 30, 2016 in the case of bonus payment, and at the average exchange rate for the 12 months ended June 30, 2016 in the case of salary and other compensation amounts.

All Other Compensation

The following table provides information regarding each component of compensation included in the All Other Compensation column in the Summary Compensation Table for fiscal year 2016.

Name	Company Retirement Contributions(1)	Value of Insurance Premiums(2)	Automobile Related Expenses(3)	Other(4)	Total
Dinesh C. Paliwal	$7,950	$41,471	$28,355	$15,526	$93,302
Sandra E. Rowland	8,100	0	18,000	1,657	27,757
Phillip Eyler	12,531	0	17,982	3,133	33,646
Michael Mauser	354	143	22,636	12,243	35,376
David Slump	8,488	0	18,000	1,657	28,145

(1)	Except for Mr. Mauser, represents our contributions on behalf of each named executive officer to our 401(k) defined contribution plan. For Mr. Mauser, represents our contributions on behalf of Mr. Mauser to a German retirement fund.
(2)	For Mr. Paliwal, represents life insurance premiums paid by us for coverage under plans not generally available to all salaried employees. For Mr. Mauser, represents accident insurance premiums, for plan coverage levels and services not generally available to other salaried employees.
(3)	Includes allowances for or reimbursement of car payments or lease payments, gas, repair and maintenance costs and insurance.
(4)	For Mr. Paliwal represents amounts for spouse travel paid for by our company and non-monetary gifts from our company to his spouse. For Ms. Rowland, represents amounts for non-monetary gifts from our company to her spouse. For Mr. Eyler, represents amounts for spouse travel paid for by our company and non-monetary gifts from our company to his spouse. For Mr. Mauser, represents amounts for spouse travel paid for by our company, income taxes for discounted product purchases and non-monetary gifts from our company to his spouse. For Mr. Slump, represents amounts for non-monetary gifts from our company to his spouse.

Fiscal Year 2016 Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the NEOs in fiscal year 2016.

	Grant Date	Date of Board or Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards; Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock and Option Awards($)

Name			Threshold($)	Target($)	Maximum($)	Threshold	Target	Maximum
Dinesh C. Paliwal	9/15/2015	9/15/2015							28,762	$2,892,019	(4)
	9/15/2015	9/15/2015				21,572	43,143	86,286		7,436,127	(5)
	N/A	N/A	$1,258,946	$2,517,892	$3,776,838
Sandra E. Rowland	9/15/2015	9/15/2015							7,191	723,055	(4)
	9/15/2015	9/15/2015				5,393	10,786	21,572		1,836,424	(5)
	N/A	N/A	248,231	496,462	992,923
Phillip Eyler	9/15/2015	9/15/2015							5,342	537,138	(4)
	9/15/2015	9/15/2015				4,006	8,012	16,024		1,364,123	(5)
	N/A	N/A	200,805	401,610	803,221
Michael Mauser	9/15/2015	9/15/2015							5,342	537,138	(4)
	9/15/2015	9/15/2015				4,006	8,012	16,024		1,364,123	(5)
	N/A	N/A	179,286	358,573	717,146
David Slump	9/15/2015	9/15/2015							3,287	330,508	(4)
	9/21/2015	9/21/2015							822	82,743	(4)
	9/15/2015	9/15/2015				2,466	4,931	9,862		839,552	(5)
	9/21/2015	9/21/2015				617	1,233	2,466		210,066	(5)
	N/A	N/A	174,664	349,327	698,654

(1)	Represents the possible range of awards payable under the 2014 Key Executive Plan to all our NEOs. For additional information regarding these awards, see “Compensation Discussion and Analysis — Compensation Program Details — Annual Incentive Plan Design.”

(2)	Represents the possible range of Performance RSUs that vest on September 15, 2018 if certain performance goals are achieved. The determination of the number of Performance RSUs that will vest is more fully described above under “Compensation Discussion and Analysis — Compensation Program Details — Long-Term Incentive Plan Design — Grant of September 2015 Awards (Fiscal Year 2016 Grant).”
(3)	Represents Time RSUs that vest 33 1/3% per year commencing on September 15, 2016.
(4)	Represents the grant date fair value of the equity awards reported in the previous column calculated pursuant to FASB ASC Topic 718 based upon the assumptions set forth in Note 14, Shareholders’ Equity and Share-Based Compensation, to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2016.
(5)	Represents the grant date fair value of the Performance RSUs based upon the probable outcome of the performance conditions, excluding the effect of estimated forfeitures, which was the maximum performance threshold. As of June 30, 2016, the following amounts represent the estimated Performance RSU value by individual for the awards made in fiscal year 2016 based on our company’s forecasts as of such date: Mr. Paliwal — $6,655,282; Ms. Rowland — $1,641,208; Mr. Eyler — $1,219,114; Mr. Mauser — $1,219,114; and Mr. Slump — $938,031.

Employment Agreements and Other Employment Arrangements

Mr. Paliwal serves as our Chairman, Chief Executive Officer and President pursuant to a letter agreement with our company entered into in May 2007, as amended (the “Paliwal Agreement”). The letter agreement provides for an annual base salary of no less than $1,125,000, and a target annual incentive award of 200% of his base salary, with a maximum annual incentive award opportunity of 300% of his base salary. Mr. Mauser has been employed since May 2005 pursuant to an employment agreement with a German subsidiary of our company (the “Mauser Agreement”). Other than Mr. Paliwal and Mr. Mauser, we have not entered into employment agreements with our NEOs, who are employed pursuant to offer letters. The Compensation Committee sets the base salary, annual incentive opportunity and long-term incentive value for our NEOs annually, except for our CEO whose base salary, annual incentive opportunity and long-term incentive value is set by the Board in executive session without the CEO’s participation.

Long-Term Incentive Plan Grants

On September 15, 2015, the Compensation Committee granted equity to our NEOs (the “September 2015 Awards”), under the terms of the 2012 Incentive Plan, 60% of which were Performance RSUs (at target) and 40% Time RSUs (at target). The Performance RSUs vest on the third anniversary of the grant date based on the achievement of performance goals established by the Compensation Committee. The Time RSUs vest 33 1/3% per year commencing on the first anniversary of the grant date subject to the executive’s continued employment with our company.

On September 21, 2015, Mr. Slump received a one-time equity award valued at $292,809 in the form of 25% Time RSUs and 75% Performance RSUs under the terms of the 2012 Incentive Plan in recognition of his performance in connection with the integration of our acquisition of Symphony Teleca Corporation. Consistent with the September 2015 Awards, the Time RSUs will vest 33 1/3% on September 15, 2016, 2017 and 2018 and the Performance RSUs will vest based upon our company’s achievement of the performance goals established for the September 2015 Awards.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table provides information regarding stock options, restricted shares and RSUs held by our NEOs that were outstanding at June 30, 2016.

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Option Exercisable	Number of Securities Underlying Unexercised Option Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)
Dinesh C. Paliwal	07/02/2007	100,000	0	$116.65	07/02/2017
						27,462	(4)	$1,972,321
						82,387	(5)	5,917,034
						28,762	(6)	2,065,687
						17,302	(8)	1,242,630
						51,906	(9)	3,727,889
						86,286	(10)	6,197,061

Sandra E. Rowland	10/08/2012	1,108	0	45.90	10/08/2022
						778	(3)	55,876
						690	(4)	49,556
						1,381	(5)	99,183
						7,191	(6)	516,458
						456	(7)	32,750
						3,932	(8)	282,396
						11,404	(9)	819,035
						21,572	(10)	1,549,301

Philip Eyler
						389	(3)	27,938
						895	(4)	64,279
						1,790	(5)	128,558
						5,342	(6)	383,662
						581	(8)	41,727
						1,162	(9)	83,455
						16,024	(10)	1,150,844

Michael Mauser	05/01/2007	3,750	0	120.83	05/01/2017
						6,136	(4)	440,688
						18,408	(5)	1,322,063
						5,342	(6)	383,662
						3,832	(8)	275,214
						11,496	(9)	825,643
						16,024	(10)	1,150,844

David Slump						4,295	(4)	308,467
						12,885	(5)	925,401
						4,109	(6)	295,108
						2,787	(8)	200,162
						8,360	(9)	600,415
						12,328	(10)	885,397

(1)	All the non-performance-based stock options held by our NEOs that were granted prior to February 2, 2009, vest annually at a rate of 20% commencing on the first anniversary of the date of grant. Non-performance-based stock options held by our NEOs that were granted after February 2, 2009 vest annually at a rate of 33 1/3 % commencing on the first anniversary of the date of grant.
(2)	Based upon a market value per share of $71.82, the closing market price of our Common Stock on June 30, 2016, the last trading day of our fiscal year ended June 30, 2016.
(3)	The RSUs vest on August 15, 2016.
(4)	The RSUs vest on September 10, 2016.
(5)	The Performance RSUs vest on September 10, 2016. The number of Performance RSUs that will vest is subject to adjustment based on our achievement of pre-established performance goals. The performance measures for the Performance RSUs are EPS, ROIC and relative TSR. The number of Performance RSUs that will vest with respect to each performance measure will be determined as follows: (i) no Performance RSUs will be earned for performance below the threshold level for the measure, (ii) 50% of the target Performance RSUs will be earned upon achievement of the threshold level for the measure, (iii) 200% of the target Performance RSUs will be earned upon achievement of the maximum level for the measure, and (iv) for performance between threshold and target and target and maximum, the number of Performance RSUs earned for each measure will be determined by straight-line interpolation. Number of Performance RSUs shown in the table above represents the maximum number of Performance RSUs (200% of target).
(6)	The RSUs vest 33 1/3% per year commencing on September 15, 2016.
(7)	The RSUs vest on August 15, 2017.
(8)	The RSUs vest on September 9, 2017.

(9)	The Performance RSUs vest on September 9, 2017 if certain performance goals are achieved. The determination of the number of Performance RSUs that will vest is more fully described above under “Compensation Discussion and Analysis — Compensation Program Details — Long-Term Incentive Plan Design — Grant of September 2014 Awards (Fiscal Year 2015 Grant).”
(10)	The Performance RSUs vest on September 15, 2018 if certain performance goals are achieved. The determination of the number of Performance RSUs that will vest is more fully described above under “Compensation Discussion and Analysis — Compensation Program Details — Long-Term Incentive Plan Design — Grant of September 2015 Awards (Fiscal Year 2016 Grant).”

Option Exercises and Stock Vested in Fiscal Year 2016

The following table provides information regarding the acquisition of Common Stock by Ms. Rowland and Messrs. Paliwal, Eyler, Mauser and Slump upon the vesting of RSUs and the exercise of stock options during fiscal year 2016.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Dinesh C. Paliwal	0	$0	139,290	$13,523,666
Sandra E. Rowland	0	0	715	76,669
Philip Eyler	0	0	3,404	330,494
Michael Mauser	0	0	26,841	2,605,993
David Slump	22,500	1,887,674	17,504	1,699,463

(1)	Includes (i) for Mr. Paliwal, 139,290 RSUs that vested on September 10, 2015, for which the amount realized on vesting is based on a value per share of $97.09, the closing price of our Common Stock on September 10, 2015; (ii) for Ms. Rowland, 715 RSUs that vested on October 8, 2015, for which the amount realized on vesting is based on a value per share of $107.23, the closing price of our Common Stock on October 8, 2015; (iii) for Mr. Eyler, 3,404 RSUs that vested on September 10, 2015, for which the amount realized on vesting is based on a value per share of $97.09, the closing price of our Common Stock on September 10, 2015; (iv) for Mr. Mauser, 26,841 RSUs that vested on September 10, 2015, for which the amount realized on vesting is based on a value per share of $97.09, the closing price of our Common Stock on September 10, 2015; and (v) for Mr. Slump, 17,504 RSUs that vested on September 10, 2015, for which the amount realized on vesting is based on a value per share of $97.09, the closing price of our Common Stock on September 10, 2015.

Pension Benefits for Fiscal Year 2016

The following table provides information for Mr. Paliwal and Mr. Mauser regarding the present value of benefits as of June 30, 2016 under our SERP and a German pension plan, as applicable.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
Dinesh C. Paliwal(1)	SERP	30	$20,035,880	$0
Michael Mauser(3)	German Pension	11	1,876,770	0

(1)	As of June 30, 2016, Mr. Paliwal had 9 years of service with our company. Under his letter agreement, Mr. Paliwal was credited with service, which reflected his tenure at his previous employer. As a result of the additional credited years of service, the present value of Mr. Paliwal’s pension benefits at June 30, 2016 was increased by $3.5 million as compared to the previous year.
(2)	Amounts reported comprise the actuarial present value of the NEO’s accumulated benefit under the SERP as of June 30, 2016. See Note 17, Retirement Benefits, to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2016, for information regarding the assumptions made in determining these values.
(3)	Mr. Mauser is entitled to an annual pension that is equal to two percent of eligible salary for every year of service, up to a maximum of 30%. The annual benefit will be increased by the cost of living rate, currently assumed to be 5.25% every three years.

Supplemental Executive Retirement Plan

Mr. Paliwal is entitled to supplemental retirement, termination and death benefits under the SERP. Benefits under the SERP payable upon termination or death are described below under the caption “Executive Compensation — Severance and Change in Control Benefits — Supplemental Executive Retirement Plan.” The Compensation Committee administers the SERP. Of the NEOs, only Mr. Paliwal has been designated as a participant. All SERP benefits are subject to deductions for social security and federal, state and local taxes.

Retirement benefits are based on the average of the participant’s highest cash compensation (base salary and bonus) during any five consecutive years of employment by our company (“Average Cash Compensation”). Participants retiring at age 65 or older receive an annual retirement benefit equal to either (a) 3 1/3% of Average Cash Compensation per year of service up to a maximum of 50%, or (b) 2% of Average Cash Compensation per year of service up to a maximum of 30%, as designated by our company. Mr. Paliwal has been designated as a participant entitled to receive an annual retirement benefit of up to 50% of Average Cash Compensation. Unless another form of payment is approved by the administrative committee for the SERP, benefits are payable monthly in the form of a life annuity. If the participant dies after benefits have commenced but prior to receiving ten years of benefits, they are paid to the participant’s beneficiary for the remainder of that period.

German Pension Plan

Mr. Mauser is entitled to an annual pension that is equal to 2% of eligible salary for every year of service, up to a maximum of 30%, accrued pro rata over the total expected service at age 60. This pension is payable at age 60 with a portion becoming payable from the Harman/Becker Nokia plan at age 65. The annual benefit will be increased by the cost of living rate, currently assumed to be 5.25% every three years. In the event of Mr. Mauser’s death after benefits have commenced, but prior to receiving benefits for a period of ten years, benefits will continue to be paid to his surviving widow for the remainder of the ten year period. Benefits payable upon termination or death are described below under the caption “Executive Compensation — Severance and Change in Control Benefits —German Pension Plan.”

Nonqualified Deferred Compensation

Our DCP provides supplemental retirement benefits for executive officers designated by the Compensation Committee. Prior to the beginning of each fiscal year, each plan participant may elect to defer up to 100% of his or her annual base salary and bonus on a pre-tax basis to a deferral account. These amounts are always fully vested and subject to a 10% penalty on any unscheduled withdrawals. We may decide to make contributions on a pre-tax basis to a plan participant’s account, subject to a vesting schedule. In the event of a change in control of our company, any unvested amounts vest immediately and we indemnify the plan participant for any expense incurred in enforcing his or her rights under the DCP.

Plan participants specify that portion of their accounts to be deemed invested in designated benchmark funds. This may be changed once in any calendar month by the plan participant. We credit earnings to the accounts based on the rate of return of the designated funds. For fiscal year 2016, the designated funds produced returns ranging from -13.58% to 6.02%. Upon retirement or termination of employment other than due to death, plan participants may receive their account balances in the form of a lump-sum payment or in annual installments. In the event of death prior to the commencement of benefits or during payment of installments, the balances in a plan participant’s vested accounts as of the date of death are payable to the plan participant’s beneficiaries.

Mr. Eyler deferred 6% of his base salary in the first six months of fiscal year 2016 to our DCP and 7% of his base salary in the last six months of fiscal year 2016 to our DCP. Other than Mr. Eyler, none of our NEOs made contributions to our DCP in fiscal year 2016 or any prior year.

Severance and Change in Control Benefits

We provide benefits to each of our NEOs in the event his or her employment is terminated. We provide these benefits through our SERP, the 2014 Key Executive Plan and employment agreements, change in control severance agreements and severance agreements we have entered into with our NEOs.

Severance Agreements

On December 26, 2008, we entered into an amended and restated severance agreement with Mr. Paliwal, which provides Mr. Paliwal with certain severance benefits in the event his employment is terminated in connection with a change in control. On October 13, 2015, we entered into severance agreements with the other NEOs, to provide for severance benefits in the event of a termination of employment under specified circumstances, including following a change in control of our company, which, for all NEOs other than Mr. Eyler, combined prior separate severance and change in control severance agreements. Mr. Paliwal’s amended and restated severance agreement provides that if, within six months prior to or two years following a change in control, as defined below, of our company, Mr. Paliwal is terminated without cause, as defined below, or under certain circumstances terminates his own employment, he is entitled to receive a severance payment. The severance agreements for the other NEOs provide that if within two years following a change in control the NEO is terminated without cause or under certain circumstances terminates his or her own employment, he or she is entitled to receive a severance payment. For Mr. Paliwal, the severance payment is equal to three times the sum of Mr. Paliwal’s highest annual base salary during any period prior to his termination plus his highest annual cash incentive pay during the three fiscal years preceding the change in control. For the remaining NEOs, the severance payment is equal to two times the sum of his or her highest annual base salary during any period prior to his or her termination and his or her target bonus amount.

The provisions of the Paliwal Agreement provide for severance compensation if Mr. Paliwal is terminated without cause, or if he terminates his employment for good reason, not in connection with a change in control. Mr. Paliwal is entitled to receive a severance payment equal to (1) two times the sum of his annual base salary plus his target annual bonus at the time of his termination, (2) a pro rata annual bonus based on actual performance for the portion of the fiscal year he was employed and (3) any unpaid bonus for the fiscal year preceding the year of termination. The provisions of the severance agreements for the remaining NEOs also provide for severance compensation if the NEO is terminated without cause, or terminates his or her employment for good reason, not in connection with a change in control. Each NEO is entitled to receive a severance payment equal to (1) one time his or her annual base salary plus target bonus and (2) a pro rata annual bonus based on actual performance for the portion of the fiscal year he or she was employed.

Mr. Paliwal is deemed to have been terminated without cause under the Paliwal Agreement and the amended and restated severance agreement if he is terminated by us for any reason other than:

•	conviction of a felony; or

•	willful gross neglect or willful gross misconduct with respect to employment duties which results in material economic harm to us,

each of which constitutes “cause.”

Each of our other NEOs is deemed to have been terminated without cause under his or her severance agreement if he or she is terminated by us for any reason other than:

•	conviction of a criminal violation involving fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with us;

•	intentional wrongful damage to property of our company or of any subsidiary;

•	intentional wrongful disclosure of secret processes or confidential information of our company or of any subsidiary; or

•	intentional wrongful engagement in any competitive activity,

and any such act shall have been demonstrably and materially harmful to our company.

Each of the NEOs is entitled to severance compensation if he or she terminates his or her employment within two years following a change in control (and for Mr. Paliwal, six months prior to or two years following a change in control) under the following circumstances:

•	failure to maintain his or her position (or one substantially equivalent) with our company;

•	significant adverse change in authority, power, function, responsibilities or duties;

•	reduction in base salary and bonus;

•	termination or reduction in employee benefits;

•	a subsequent change in control of our company in which the successor company does not assume all of our duties and obligations under the severance agreement;

•

relocation of his or her principal place of work of more than 50 miles or that requires him or her to travel away from his or her office 20% or more than was required in any of the three years immediately prior to the change in control; or

•	as to Mr. Paliwal only, for any reason in the thirteenth month following the change in control after a one year transition period.

In addition, Mr. Paliwal is entitled to severance compensation if he terminates his employment within six months prior to the change in control for good reason, which includes the following circumstances:

•	reduction in base salary and bonus;

•	failure by our stockholders to elect or reelect him as a member of the Board;

•	diminution in any titles or a material diminution in duties or responsibilities;

•	change in reporting relationship; or

•	a material breach of his employment agreement by our company.

A change in control is defined consistently in all the severance agreements for the NEOs as:

•

the acquisition by any person, entity or group of 25% or more of our voting stock, other than an acquisition by us or our subsidiaries or a company benefit plan, other than in a transaction that is not deemed a change in control as defined in the next bullet;

•	a reorganization, merger, consolidation, sale or other disposition of all or substantially all of our assets, or any other transaction having a similar effect unless:

•	the holders of our voting stock immediately prior to the transaction beneficially own more than 50% of the combined voting power of the surviving entity;

•	no person, entity or group beneficially owns 25% or more of the combined voting power of the surviving entity;

•	a majority of the directors of the surviving entity were directors of our company prior to the transaction;

•	when a majority of our directors (a) have not been approved by two-thirds of our then directors or (b) were elected or appointed as a result of an actual or threatened election contest; or

•	approval by our stockholders of a complete liquidation or dissolution of our company.

Mr. Paliwal’s amended and restated severance agreement also provides that we will pay an additional amount for Section 4999 excise taxes, subject to a limitation based on the overall cost of the severance agreement, including any additional “gross-up” payment for excise taxes, if applicable. For the NEOs other than Mr. Paliwal, if severance payments and benefits would be subject to the excise tax, then such amounts will be reduced if and to the extent necessary so that no portion thereof will be subject to the excise tax, but if the executive would receive in the aggregate greater payments and benefits on an after-tax basis if the amounts were not subject to such reduction, then no such reduction will be made. The Mauser Agreement provides that any severance payments made to Mr. Mauser pursuant to his severance agreement would be reduced by any payments made under the Mauser Agreement as a result of the minimum notice of termination period required under the Mauser Agreement and German law.

Supplemental Executive Retirement Plan

Mr. Paliwal is eligible for benefits under the SERP in the event of a change in control of our company or termination of employment under certain circumstances. Benefits payable under the SERP are based on the average of the participant’s highest Average Cash Compensation during any five consecutive years of employment by our company.

A participant whose employment is terminated prior to age 65 with at least 15 years of service, and who is not otherwise entitled to retirement benefits under the SERP, is entitled to an annual termination benefit equal to either (a) 30% of Average Cash Compensation, increased by 4% for each year of service over 15 years, up to a maximum of 50%, or (b) 15% of Average Cash Compensation, increased by 3% for each year of service over 15 years, up to a maximum of 30%, as designated by our company. The termination benefit commences upon the later of termination of the participant’s employment, other than due to death, or the participant reaching age 55, except that with respect to Mr. Paliwal, the full termination benefit commences upon the later of termination of the participant’s employment, other than due to death, or Mr. Paliwal reaching age 65. Mr. Paliwal will be entitled to receive a partial termination benefit if his employment terminates between the ages of 55 and 65. Mr. Paliwal has been designated as a participant entitled to receive an annual termination benefit of up to 50% of Average Cash Compensation.

Additionally, if a participant’s employment is terminated for any reason other than death within three years after a change in control of our company, the participant vests with the maximum designated retirement benefit regardless of age or years of service and we indemnify the participant for any expense incurred in enforcing the participant’s rights in the retirement benefit under the SERP. Under the SERP, a change in control is defined in the same manner as under Mr. Paliwal’s severance agreement, as described above.

A pre-retirement death benefit equal to two or three times the highest annual cash compensation earned by a participant during his or her employment with our company is paid to the beneficiaries of a participant who dies prior to the commencement of benefits under the SERP. Mr. Paliwal has been designated as a participant entitled to receive a death benefit equal to three times his highest annual cash compensation. The benefit is paid to the participant’s designated beneficiary in a single lump sum or, at the request of the beneficiary and with the consent of the SERP’s administrative committee, the benefit may be paid in another form providing the actuarial equivalent of the lump-sum payment.

German Pension Plan

Mr. Mauser is eligible for a vested pension benefit upon termination of employment under certain circumstances. Upon termination for any reason except death the vested pension benefit is equal to 2% of eligible salary for every year of service, up to a maximum of 30% (accrued pro rata over the total expected service at age 60 unless termination is due to disability). This pension is payable at age 60 with a portion becoming payable from the Harman/Becker Nokia plan at age 65. The annual benefit will be increased by the cost of living rate, currently assumed to be 5.25% every three years. In the event of Mr. Mauser’s death after benefits have commenced, but prior to receiving benefits for a period of ten years, benefits will continue to be paid to his surviving widow for the remainder of the ten year period. A pre-retirement death benefit of two times eligible salary is payable plus a small annuity (989 Euros per year) to his widow in the event of termination of Mr. Mauser’s employment due to his death.

2014 Key Executive Officers Bonus Plan

In the event of a change in control of our company, each participant in the 2014 Key Executive Plan is entitled to the pro-rated award amount of the executive’s target award amount for that fiscal year, provided that he or she is employed by us at the time of the change in control or, if the plan participant is no longer employed by us, the participant’s employment is terminated after commencement of discussions that resulted in a change in control of our company but within 180 days prior to the change in control. Under this plan, a change in control is defined in the same manner as under our severance agreements for the NEOs, as described above.

Summary of Benefits

The following tables quantify potential compensation that would become payable to each NEO under the agreements and our plans and policies discussed above, if his or her employment had terminated on June 30, 2016, given his or her base salary as of that date and, if applicable, the closing price of our Common Stock on June 30, 2016.

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in these tables. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive officer on the date of termination of employment and the price of our Common Stock when the termination event occurs. The amounts indicated below do not attempt to quantify any reduction that may be required for NEOs other than Mr. Paliwal as a result of the excise tax cut back provision included in the severance agreements discussed above; therefore, actual payments to such NEOs may be less than the amounts indicated below.

Dinesh C. Paliwal

	Cash Severance Payments($)		Tax Gross Up Payments ($)	Acceleration of Equity Awards($)(1)	Pension Benefits($)(2)	Total($)
Voluntary Termination	$0		$0	$0	$20,035,880	$20,035,880
Termination With Cause	0		0	0	20,035,880	20,035,880
Termination Without Cause/Good Reason	9,040,000	(3)	0	15,746,000	24,873,227	49,659,227
Death	0		0	15,746,000	17,971,551	33,717,551
Disability	0		0	15,746,000	24,873,227	40,619,227
Retirement	0		0	0	20,035,880	20,035,880
Change in Control(4)	17,173,000	(5)	0	18,292,000	24,873,227	60,338,227

(1)	Under the terms of Mr. Paliwal’s agreements representing awards of stock options and RSUs, a specified amount of unvested awards become vested upon a change in control, termination without cause or for good reason, and upon Mr. Paliwal’s death or disability, as such terms are defined in the award agreements. The amounts shown represent the value of the unvested stock options and RSUs on June 30, 2016, the last trading day of our fiscal year ended June 30, 2016, at $71.82 per share, the closing price of our Common Stock on that date.
(2)	Includes death benefit and present value of accumulated retirement benefits, as applicable, that Mr. Paliwal would be entitled to under our SERP.
(3)	Represents the amount payable under the Paliwal Agreement.
(4)	To receive the severance payment under his amended and restated severance agreement, a qualifying termination of Mr. Paliwal’s employment must occur within six months prior to or within two years following a change in control. To receive his bonus award under the 2014 Key Executive Plan, Mr. Paliwal’s employment must be terminated after commencement of discussions that resulted in a change in control of our company, but within 180 days prior to the change in control. The estimated benefit to Mr. Paliwal under his amended and restated severance agreement, had he become entitled to receive such benefits upon a change in control occurring on June 30, 2016, does not include any gross-up as provided under the agreement because Mr. Paliwal would not have been subject to the excise tax under Section 4999 of the Internal Revenue Code.
(5)	Represents amount payable under his amended and restated severance agreement and the 2014 Key Executive Plan.

Sandra E. Rowland

	Cash Severance Payments		Acceleration of Equity Awards(1)	Total
Voluntary Termination	$0		$0	$0
Termination With Cause	0		0	0
Termination Without Cause/Good Reason(2)	1,376,000		0	1,376,000
Death	0		937,000	937,000
Disability	0		937,000	937,000
Retirement	0		0	0
Change in Control(3)	2,794,000	(4)	2,780,000	5,574,000

(1)	Under the terms of Ms. Rowland’s agreements representing awards of stock options and RSUs, any unvested awards become vested upon a change in control, as defined in the award agreements and a certain amount of unvested awards become vested upon her death or disability. The amount shown represents the value of unvested stock options and RSUs on June 30, 2016, the last trading day of our fiscal year ended June 30, 2016, at $71.82 per share, the closing price of our Common Stock on that date.
(2)	Represents the amount payable under her severance agreement.
(3)	To receive the severance payment under her severance agreement, a qualifying termination of Ms. Rowland’s employment must occur within two years following a change in control. To receive her bonus award under the 2014 Key Executive Plan, Ms. Rowland’s employment must be terminated after commencement of discussions that resulted in a change in control of our company, but within 180 days prior to the change in control.
(4)	Represents amount payable under her severance agreement and the 2014 Key Executive Plan.

Phillip Eyler

	Cash Severance Payments		Acceleration of Equity Awards(1)	Total
Voluntary Termination	$0		$0	$0
Termination With Cause	0		0	0
Termination Without Cause/Good Reason(2)	1,343,000		0	1,343,000
Death	0		518,000	518,000
Disability	0		518,000	518,000
Retirement	0		0	0
Change in Control(3)	2,266,000	(4)	1,520,000	3,786,000

(1)	Under the terms of Mr. Eyler’s agreements representing awards of stock options and RSUs, any unvested awards become vested upon a change in control, as defined in the award agreements and a certain amount of unvested awards become vested upon her death or disability. The amount shown represents the value of unvested stock options and RSUs on June 30, 2016, the last trading day of our fiscal year ended June 30, 2016, at $71.82 per share, the closing price of our Common Stock on that date.
(2)	Represents the amount payable under his severance agreement.

(3)	To receive the severance payment under his severance agreement, a qualifying termination of Mr. Eyler’s employment must occur within two years following a change in control. To receive his bonus award under the 2014 Key Executive Plan, Mr. Eyler’s employment must be terminated after commencement of discussions that resulted in a change in control of our company, but within 180 days prior to the change in control.
(4)	Represents amount payable under his severance agreement and the 2014 Key Executive Plan.

Michael Mauser

	Cash Severance Payments		Acceleration of Equity Awards(1)	Pension Benefits(2)	Total
Voluntary Termination	$0		$0	$1,876,770	$1,876,770
Termination With Cause(3)	224,000		0	1,876,770	2,100,770
Termination Without Cause/Good Reason(3)	1,113,000		0	1,876,770	2,989,770
Death	0		1,100,000	902,666	2,002,666
Disability	0		1,100,000	2,081,291	3,181,291
Retirement	0		0	1,876,770	1,876,770
Change in Control(4)	1,976,000	(5)	3,836,000	1,876,770	7,688,770

(1)	Under the terms of Mr. Mauser’s agreements representing awards of stock options and RSUs, any unvested awards become vested upon a change in control, as defined in the award agreements and a certain amount of unvested awards become vested upon his death or disability. The amount shown represents the value of unvested stock options and RSUs on June 30, 2016, the last trading day of our fiscal year ended June 30, 2016, at $71.82 per share, the closing price of our Common Stock on that date.
(2)	Includes death benefit and present value of accumulated retirement benefits, as applicable, that Mr. Mauser would be entitled to under the German Pension Plan.
(3)	Under the terms of his employment agreement, Mr. Mauser is entitled to the notice period required by German law, which for Mr. Mauser is currently six months’ notice in the event of termination of his employment for any reason by our company, which would effectively result in a severance amount equal to six months’ salary.
(4)	To receive the severance payment under his severance agreement, a qualifying termination of Mr. Mauser’s employment must occur within two years following a change in control. To receive his bonus award under the 2014 Key Executive Plan, Mr. Mauser’s employment must be terminated after commencement of discussions that resulted in a change in control of our company, but within 180 days prior to the change in control.
(5)	Represents amount payable under his severance agreement and the 2014 Key Executive Plan.

David Slump

	Cash Severance Payments		Acceleration of Equity Awards(1)	Total
Voluntary Termination	$0		$0	$0
Termination With Cause	0		0	0
Termination Without Cause/Good Reason(2)	1,015,000		0	1,015,000
Death	0		804,000	804,000
Disability	0		804,000	804,000
Retirement	0		0	0
Change in Control(3)	2,019,000	(4)	2,794,000	4,813,000

(1)

Under the terms of Mr. Slump’s agreements representing awards of stock options and RSUs, any unvested awards become vested upon a change in control, as defined in the award agreements and a certain amount of unvested awards become vested upon his death or disability. The amount shown represents the value of unvested stock options and RSUs on June 30, 2016, the last trading day of our fiscal year ended June 30, 2016, at $71.82 per share, the closing price of our Common Stock on that date.
(2)	Represents amount payable under his severance agreement.
(3)	To receive the severance payment under his severance agreement, a qualifying termination of Mr. Slump’s employment must occur within two years following a change in control. To receive his bonus award under the 2014 Key Executive Plan, Mr. Slump’s employment must be terminated after commencement of discussions that resulted in a change in control of our company, but within 180 days prior to the change in control.
(4)	Represents amount payable under his severance agreement and the 2014 Key Executive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Company Policies Regarding Related Party Transactions

The Board has not adopted a formal written policy regarding a transaction or series of transactions involving our company and a related party. A related party is one of our executive officers, a director, a person owning more than five percent of any class of our securities, an entity in which any of such persons is employed or is a partner or principal, or an immediate family member of such a person. The Board may consider the desirability of adopting a formal written policy during fiscal year 2017. However, given our history and past practice, the Board may decide that such action is unnecessary.

While the Board has not adopted a formal written policy, directors are typically made aware of any transaction or transactions involving our company and a related party. On an annual basis, we request that each of our directors and executive officers identify potential related party transactions involving the director or executive officer and his or her family. If such transactions are discovered, they must be approved by either the Audit Committee or the Board. In addition, our Code of Business Conduct provides that employees are to avoid situations or activities where their personal interests are, or may appear to be, in competition with or in opposition to our interests.

Certain Related Party Transactions

Singularity University

In fiscal year 2015, we joined Singularity University’s Innovation Partnership Program, which is an innovation ecosystem for Fortune 500 companies to collaborate in the areas of technology, entrepreneurship, innovation and business strategy. In fiscal year 2015, we also purchased a Corporate Labs Membership from Singularity University (“Singularity”), providing our company with access to educational programs, facilities and network connections. Payments to Singularity in fiscal years 2016 and 2015 totaled, in the aggregate, approximately $415,000 and $575,000, respectively. Mr. Nail, who was appointed as a member of the Board on September 15, 2015, is an Associate Founder and the Chief Executive Officer of Singularity. He owns approximately 5.6% of the outstanding equity of Singularity. The terms of our transactions with Singularity were negotiated on an arms-length basis and were fair and in the best interests of our company.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that stockholders vote FOR ratification of KPMG LLP as our company’s independent registered public accounting firm for the fiscal year ending June 30, 2017.

The Audit Committee of the Board has appointed KPMG LLP as our independent registered public accounting firm to examine our company’s consolidated financial statements for the fiscal year ending June 30, 2017 and to render other professional services as required.

The Audit Committee is submitting the appointment of KPMG LLP to stockholders for ratification. If the appointment is not ratified by our stockholders, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Selection

KPMG LLP served as our company’s independent registered public accounting firm for fiscal year 2016. It is expected that one or more representatives of such firm will attend the Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for fiscal years 2016 and 2015, and fees billed for other services rendered by KPMG LLP.

Type of Fees	Fiscal Year 2016	Fiscal Year 2015
Audit fees(1)(2)	$6,073,000	$5,450,000
Audit-related fees(3)(4)	146,000	261,000
Tax fees(5)	496,000	814,000
All other fees(6)	5,000	2,000
Total	$6,720,000	$6,527,000

(1)	In fiscal year 2016, audit fees consist principally of fees for the audit of our annual financial statements, including the audit of our internal controls over financial reporting, review of our financial statements included in our quarterly reports on Form 10-Q, and foreign statutory audits.
(2)	In fiscal year 2015, audit fees consist principally of fees for the audit of our annual financial statements, including the audit of our internal controls over financial reporting, review of our financial statements included in our quarterly reports on Form 10-Q, foreign statutory audits, consents related to registration statements and the issuance of comfort letters.
(3)	In fiscal year 2016, audit-related fees consist principally of the audit of our retirement savings plan as well as other attestation and compliance services.
(4)	In fiscal year 2015, audit-related fees consist principally of the audit of our retirement savings plan and pension schemes and consultation regarding accounting for proposed transactions, as well as other attestation and compliance services.
(5)	Tax fees consist principally of fees for tax compliance and preparation, tax advice and tax planning.
(6)	All other fees consist principally of fees for advisory services, training and subscription services to professional literature databases.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to our company by our independent registered public accounting firm. All audit and non-audit services for fiscal year 2016 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee is currently composed of five directors who are neither officers nor employees of Harman International Industries, Incorporated (“Harman”). All members of the Audit Committee are “independent” as that term is defined by the New York Stock Exchange listing standards. The committee operates under a written charter approved by the Board of Directors of Harman.

The Audit Committee selects, evaluates and, where deemed appropriate, replaces Harman’s independent registered public accounting firm. As part of the evaluation of the independent registered public accounting firm, the Audit Committee considers the quality and efficiency of the services provided by the independent registered public accounting firm, the independent registered public accounting firm’s global capabilities and the independent registered public accounting firm’s technical expertise and knowledge of Harman’s global operations and industry. In connection with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee is directly involved in the selection of the new lead engagement partner. The Audit Committee also pre-approves all audit services, engagement fees and terms, and all permitted non-audit engagements, except as otherwise prohibited under applicable law.

Management is responsible for Harman’s internal controls and the financial reporting process. Harman’s independent registered public accounting firm is responsible for performing an audit of Harman’s consolidated financial statements and the effectiveness of internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with its review of the audited financial statements appearing in Harman’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, the Audit Committee:

•	discussed these financial statements with Harman’s management and KPMG LLP, its independent registered public accounting firm;

•

discussed with KPMG LLP those matters required to be discussed by the Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU § 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T; and

•

received and reviewed the written disclosures and the letter from KPMG LLP regarding its independence from Harman, as set forth in the applicable requirements of the PCAOB, and has discussed with KPMG LLP their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Harman’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, as filed with the SEC.

This report is submitted by the members of the Audit Committee.

Members of the Audit Committee

Kenneth M. Reiss (Chair)

John W. Diercksen

Robert Nail

Hellene S. Runtagh

Frank S. Sklarsky

The foregoing report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of our company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL NO. 3

APPROVAL OF THE AMENDMENT TO OUR

RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

The Board of Directors recommends that stockholders vote FOR the amendment to our

Restated Certificate of Incorporation and Bylaws to provide that our company’s stockholders may remove any director from office, with or without cause.

Background

On September 14, 2016, the Board approved, and recommended that our company’s stockholders approve at the Meeting, an amendment to Article Eighth, Section 4, of our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and Article III, Section 4 of our Bylaws, as amended (the “Bylaws”) to provide that our company’s stockholders may remove any director from office, with or without cause. Currently, Article Eighth, Section 4 of the Certificate of Incorporation and Article III, Section 4 of the Bylaws provide that directors may be removed by our company’s stockholders only for cause.

Rationale for the Amendment

In a case construing the certificate of incorporation of another Delaware corporation, the Court of Chancery of the State of Delaware held that if a Delaware corporation has neither a staggered board nor provides for cumulative voting in the election of directors, provisions of the corporation’s certificate of incorporation and bylaws providing that directors may be removed only “for cause” are contrary to Section 141(k) of the General Corporation Law of the State of Delaware (the “DGCL”) and are therefore invalid and unenforceable. Although this was not a decision by the Delaware Supreme Court and thus is not binding on other Delaware courts, the Nominating Committee and the Board have reviewed the Delaware decision and determined that it is advisable and in the best interests of the Company and its stockholders to provide that our company’s stockholders may remove any director from office, with or without cause, under Section 141(k) of the DGCL.

The Board has approved, and recommends for approval by the stockholders, amending Article Eighth, Section 4 of the Certificate of Incorporation and Article III, Section 4 of the Bylaws to give effect to the changes set forth in Appendix B (the “Proposed Amendment”).

Required Stockholder Approval

Under the Certificate of Incorporation and Bylaws, the Proposed Amendment must be approved by the affirmative vote of the holders of at least two-thirds of the voting power of all the shares of our company entitled to vote in the election of directors, voting as a single class. Accordingly, this proposal will be approved upon the affirmative vote of the holders of two-thirds of our outstanding shares of Common Stock. If you “Abstain” from voting on this proposal, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as an “Against” vote.

Legal Effectiveness

If the Proposed Amendment is approved by the requisite vote of the stockholders, it will become effective with respect to the Certificate of Incorporation upon the filing of an appropriate amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. We would make such filing promptly after the Meeting. The Proposed Amendment would become effective with respect to our Bylaws concurrently with the effectiveness of the amendment to our Certificate of Incorporation.

PROPOSAL NO. 4

STOCKHOLDER ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Board of Directors recommends that stockholders vote FOR approval of the compensation paid to the named executive officers.

As required by Section 14A of the Securities Exchange Act of 1934, we are submitting to stockholders an advisory vote to approve the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC in the “Compensation Discussion and Analysis” section beginning on page 21 of this Proxy Statement, and the related compensation tables and narratives. The Compensation Committee values the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions. Stockholders are being asked to vote on an advisory non-binding basis on the following resolution:

“RESOLVED, that the stockholders of Harman International Industries, Incorporated (the “Company”) approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers which disclosure includes the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the Company’s annual Proxy Statement for its 2016 Annual Meeting of Stockholders.”

As discussed in the CD&A, our Compensation Committee is guided by its philosophy that our compensation programs must achieve the following objectives: (i) paying for performance, (ii) attracting, retaining and motivating top talent, (iii) achieving alignment with stockholders and creating sustainable long-term stockholder value and (iv) driving achievement of our strategic plan. The Compensation Committee believes that the program is competitive in the marketplace, highly incentive-based to align interests of executives with those of our stockholders, and balanced across incentives to appropriately mitigate risk.

To achieve our philosophy, the Compensation Committee has continued to strengthen pay-for-performance principles by incorporating strong governance practices over time, including: (i) reducing the mix of Time RSUs versus Performance RSUs as components of our long-term equity incentive program, (ii) modifying the metrics for the vesting of the Performance RSUs to link them to stockholder return and (iii) reducing our CEO’s maximum bonus potential as of fiscal year 2013 down from four times to three times his annual base salary.

The Compensation Committee and the Board believe that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to maximize long-term stockholder returns.

Because your vote is advisory, it will not be binding on the Board; however, the Board values stockholder opinion, and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

EQUITY COMPENSATION PLAN INFORMATION

As of June 30, 2016, the 2002 Incentive Plan and the 2012 Incentive Plan were the only compensation plans under which securities of our company were authorized for issuance. These plans, including amendments thereto, were approved by our stockholders. The table provides information as of June 30, 2016:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under existing equity compensation plans(3)
Equity compensation plans approved by security holders	2,179,324	$73.27	5,067,440
Equity compensation plans not approved by security holders	—	—	—
Total	2,179,324	$73.27	5,067,440

(1)	Includes 1,501,339 RSUs issued under the 2012 Incentive Plan.
(2)	Excludes RSUs.
(3)	Represents 5,067,440 shares of Common Stock available for issuance under the 2012 Incentive Plan. No further awards may be made under the 2002 Incentive Plan.

Including the awards granted through September 30, 2016, (i) 285,635 shares of Common Stock may be issued upon exercise of outstanding stock options under the 2002 Incentive Plan, (2) 337,363 shares of Common Stock may be issued upon exercise of outstanding stock options under the 2012 Incentive Plan, (3) our company’s outstanding stock options have a weighted-average exercise price of $74.19 and a weighted-average remaining term of 4.26 years, (4) 11,572 shares underlying SARs, that have a weighted-average exercise price of $73.88 and a weighted-average remaining term of 7.56 years, (5) the number of outstanding unvested full-value shares, which are in the form of RSUs, is 1,887,466 and (6) 3,838,141 shares of Common Stock are available for issuance under the 2012 Incentive Plan as RSUs, restricted stock awards, dividend equivalents, stock options and SARs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of October 11, 2016, the beneficial ownership of shares of our Common Stock for (a) all stockholders known by us to beneficially own more than five percent of the shares of our Common Stock, (b) each of our current directors, (c) our named executive officers and (d) all of our directors and executive officers as a group. Unless otherwise noted, these persons have sole voting and investment power over the shares listed below. Some of the information in the table is based on information included in filings made by the beneficial owners with the SEC. Except as otherwise indicated, addresses are c/o Harman International Industries, Incorporated, 400 Atlantic Street, Suite 1500, Stamford, Connecticut 06901.

Name	Amount and Nature of Beneficial Ownership(1)	Percentage(2)
JPMorgan Chase & Co.(3)	7,208,617	10.3%
Wellington Management Group LLP(4)	6,550,537	9.7%
The Vanguard Group, Inc.(5)	6,043,759	8.6%
BlackRock, Inc.(6)	4,060,578	5.8%
Adriane M. Brown	6,764	*
John W. Diercksen	6,764	*
Ann McLaughlin Korologos	31,069	*
Edward H. Meyer	62,308	*
Robert Nail	1,707	*
Dinesh C. Paliwal	292,522	*
Abraham N. Reichental	2,103	*
Kenneth M. Reiss	23,945	*
Hellene S. Runtagh	30,641	*
Frank S. Sklarsky	9,594	*
Gary G. Steel	28,812	*
Sandra E. Rowland	6,047	*
Phillip Eyler	5,015	*
Michael Mauser	22,611	*
David Slump	45,958	*
All directors and executive officers as a group (22 persons)	655,655	*

*	Less than 1%
(1)	As required by the rules of the SEC, the table includes shares of our Common Stock that may be acquired pursuant to stock options exercisable and RSUs that will vest within 60 days from October 11, 2016 as follows: Ms. Brown (1,413 shares), Mr. Diercksen (1,413), Ms. Korologos (11,925 shares), Mr. Meyer (11,925 shares), Mr. Nail (1,413 shares), Mr. Paliwal (100,000 shares), Mr. Reichental (1,413 shares), Mr. Reiss (9,925 shares), Ms. Runtagh (1,925 shares), Mr. Sklarsky (1,925 shares), Mr. Steel (9,925 shares), Ms. Rowland (2,217) and Mr. Mauser (3,750 shares) and all directors and executive officers as a group (159,332 shares). The table also includes shares of Common Stock held in the 401(k) retirement savings plan by all executive officers as a group (20,818 shares). The table does not reflect acquisitions or dispositions of shares of our Common Stock, including grants or exercises of stock options, after October 11, 2016.
(2)	Based on 69,932,865 shares of our Common Stock outstanding as of October 11, 2016. Shares of Common Stock subject to stock options exercisable, and RSUs that will vest, within 60 days after October 11, 2016, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity.
(3)	Information with respect to JPMorgan Chase & Co. (“JPMorgan”) is based on the Schedule 13G/A (Amendment No. 1) filed with the SEC on January 15, 2016 by JPMorgan. JPMorgan has sole voting power with respect to 6,104,678 shares of our Common Stock, shared voting power with respect to 25,162 shares of our Common Stock, sole dispositive power with respect to 7,139,777 shares of our Common Stock and shared dispositive power with respect to 68,735 shares of our Common Stock as of December 31, 2015. The address of JPMorgan is 270 Park Avenue, New York, New York 10017.

(4)	Information is based on the Schedule 13G filed with the SEC on February 11, 2016 jointly by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP. As of December 31, 2015, (a) each of Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP is deemed to have shared voting power with respect to 4,586,940 shares of our Common Stock and shared dispositive power with respect to 6,550,537 shares our Common Stock and (b) Wellington Management Company LLP is deemed to have shared voting power with respect to 4,374,449 shares of our Common Stock and shared dispositive power with respect to 6,080,268 shares of our Common Stock. The address of Wellington Management Group LLP is c/o Wellington Management Company LLP 280 Congress Street, Boston, Massachusetts 02210.
(5)	Information with respect to The Vanguard Group, Inc. (“Vanguard”) is based on the Schedule 13G/A (Amendment No. 4) filed with the SEC on February 11, 2016 by Vanguard. Vanguard has sole voting power with respect to 133,055 shares of our Common Stock, shared voting power with respect to 6,500 shares of our Common Stock, sole dispositive power with respect to 5,904,904 shares of our Common Stock and shared dispositive power with respect to 138,855 shares of our Common Stock as of December 31, 2015. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(6)	Information with respect to BlackRock, Inc. (“BlackRock”) is based on the Schedule 13G filed with the SEC on January 28, 2016 by BlackRock. BlackRock has sole voting power with respect to 3,425,579 shares of our Common Stock and sole dispositive power with respect to 4,060,578 shares of our Common Stock as of December 31, 2015. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than 10% of our Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on a review of the copies of such forms furnished to us and written representations from our directors and executive officers, we believe that all Section 16(a) filing requirements applicable to our directors and executive officers were complied with during fiscal year 2016, other than the Form 4s reporting the vesting of RSUs filed by our company on December 11, 2015 on behalf of the following directors: Adriane M. Brown, John W. Diercksen, Ann McLaughlin Korologos, Edward H. Meyer, Kenneth M. Reiss, Hellene S. Runtagh, Frank S. Sklarsky and Gary G. Steel, which were not filed timely.

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

In order to be included in our proxy materials for the 2017 Annual Meeting of Stockholders, a stockholder proposal must be received in writing by us at 400 Atlantic Street, Suite 1500, Stamford, CT 06901 by June 27, 2017 and otherwise comply with all requirements of the SEC for stockholder proposals.

Our Bylaws provide that any stockholder who desires to bring a proposal before an annual meeting must give timely written notice of the proposal to our company’s Corporate Secretary. To be timely, the notice must be delivered to the above address not less than 60 nor more than 90 days before the first anniversary of the date on which we first mailed our proxy materials for the immediately preceding annual meeting. Stockholder proposals for the 2017 Annual Meeting of Stockholders must be received not earlier than July 27, 2017 and not later than August 26, 2017. However, our Bylaws also provide that if an annual meeting is called for a date that is not within 30 days before or after the anniversary of the prior year’s annual meeting, then stockholder proposals for that annual meeting must be received no later than the close of business on the tenth day following the day on which public announcement is first made of the date of the upcoming annual meeting. The notice must also describe the stockholder proposal in reasonable detail and provide certain other information required by the Bylaws. A copy of the Bylaws is available upon request from our company’s Corporate Secretary.

Our Bylaws provide that notice of a stockholder’s intent to make a nomination for director at the 2017 Annual Meeting of Stockholders must be received by our company’s Corporate Secretary 90 days in advance of the annual meeting. The notice must include certain information regarding the nominees as required by the Bylaws. Stockholders may also submit recommendations for director candidates to the Nominating Committee by following the procedures described above under the caption “The Board, Its Committees and Its Compensation — Stockholder Recommendations.”

OTHER MATTERS

The Board does not intend to present any other matter of business at the Meeting. However, if any other matter is properly presented at the Meeting, the shares represented by your proxy will be voted in accordance with the best judgment of the proxy holders.

By Order of the Board of Directors,

Dinesh C. Paliwal

Chairman, Chief Executive Officer and President

Stamford, CT

October 25, 2016

Appendix A

Reconciliation of GAAP to Non-GAAP Results

Consolidated Statement of Income

(In thousands except earnings per share data; unaudited)	Twelve Months Ended June 30, 2016
	GAAP	Adjustments	Non-GAAP—Operational
Net sales	$6,911,676	—	$6,911,676
Cost of sales	4,818,585	(10,367)[a]	4,808,218
Gross profit	2,093,091	10,367	2,103,458
Selling, general and administrative expenses	1,513,064	(86,259)[b]	1,426,805
Operating income	580,027	96,626	676,653
Other expenses:
Interest expense, net	33,482	—	33,482
Foreign exchange losses (gains), net	685	—	685
Miscellaneous, net	15,352	(3,545)	11,807
Income before income taxes	530,508	100,171	630,679
Income tax expense, net	168,057	9,210 [c]	177,267
Net income	362,451	90,961	453,412
Net income attributable to non-controlling interest	717	—	717
Net income attributable to HARMAN International Industries, Incorporated	$361,734	$90,961	$452,695
Earnings per share:
Basic	$5.03	$1.27	$6.30
Diluted	$4.99	$1.25	$6.24
Weighted average shares outstanding:
Basic	71,866		71,866
Diluted	72,532		72,532

a)	Restructuring expense in Cost of Sales was $10.4 million for projects to increase manufacturing productivity.
b)	Restructuring expense in SG&A was $14.5 million primarily due to projects to increase productivity in engineering, manufacturing and administrative functions; acquisition-related expenses were $55.9 million, including $54.6 million of intangible amortization expenses; other non-recurring expense included in SG&A was $15.8 million, which primarily relates to incremental costs incurred related to productivity improvement initiatives.
c)	The tax (expense) benefits are calculated by multiplying the actual restructuring / non-recurring charge in each individual country by the discrete tax rate within that specific country. Also included is a discrete tax charge of $18.3 million for deemed income on foreign earnings related to fiscal years 2015 and 2014. Included in both GAAP and Operational income tax expense, net is $9.6 million for fiscal year 2016.

Our company has provided a reconciliation of non-GAAP measures in order to provide readers with a better understanding of our restructuring, acquisition-related, and non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our company’s consolidated financial statements prepared in accordance with U.S. GAAP.

Appendix B

Proposed Amendment to the Restated Certificate of Incorporation and Bylaws

Subject to approval by the requisite vote of stockholders, each of Section 4 of Article Eighth of the Certificate of Incorporation and Section 4 of Article III of the Bylaws would be amended to read in its entirety as follows:

“Section 4. Removal. Subject to the rights, if any, of the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, any Director may be removed from office with or without cause and by the affirmative vote of the holders of at least two-thirds of the combined voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.”

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED 400 ATLANTIC STREET, 15TH FLOOR STAMFORD, CT 06901

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/HAR2016

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E14417-P82945                    KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

The Board of Directors recommends you vote FOR the following proposals:
1.	Election of Directors

	Nominees:		For	Withhold

	1a.	Adriane M. Brown	☐	☐			For	Against	Abstain
	1b.	John W. Diercksen	☐	☐	2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2017.	☐	☐	☐
	1c.	Ann M. Korologos	☐	☐
	1d.	Robert Nail	☐	☐	3.	Approve the amendment to our Restated Certificate of Incorporation and Bylaws to provide that our company’s stockholders may remove any director from office, with or without cause.	☐	☐	☐
	1e.	Dinesh C. Paliwal	☐	☐
	1f.	Abraham N. Reichental	☐	☐	4.	Approve, by advisory vote, executive compensation.	☐	☐	☐
	1g.	Kenneth M. Reiss	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
	1h.	Hellene S. Runtagh	☐	☐
	1i.	Frank S. Sklarsky	☐	☐
	1k.	Gary G. Steel	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Brochure are available at www.proxyvote.com.

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E14418-P82945

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

Annual Meeting of Stockholders

December 6, 2016 11:00 AM Eastern Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Todd A. Suko and Sandra E. Rowland, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Harman International Industries, Incorporated Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held December 6, 2016 (the “Meeting”), or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

This proxy card, when properly executed, will be voted in the manner directed herein by the undersigned. If no such direction is made but the card is signed, this proxy card will be voted For the election of all nominees under Proposal 1, For Proposal 2, For Proposal 3 and For Proposal 4, and in the discretion of the proxies with respect to such other business as may properly come before the Meeting.

Continued and to be signed on reverse side